Exhibit 10.24

EXECUTION COPY

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”) is entered into as of December 30, 1998 among REYNOLDS METALS COMPANY, a Delaware corporation (“Reynolds”), SOUTHERN RECLAMATION COMPANY, INC., an Alabama corporation (“Southern”), REYNOLDS ALUMINUM PARTNERS, a Virginia general partnership (“RAP”, and together with Reynolds and Southern, “Seller”), and WISE ALLOYS LLC, a Delaware limited liability company (“Buyer”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties therefore agree as follows:

ARTICLE I

Purchase and Sale of Assets

1.1 Agreement to Purchase and Sell. Seller shall sell to Buyer the assets of Seller’s Alloys Plant (the “Alloys Plant”), Alabama Reclamation Plant (the “Alabama Reclamation Plant”), Southern Reclamation Plant (the “Southern Reclamation Plant”) and Sheffield Coating Facility (the “Sheffield Plant” and, together with the Alloys Plant, Alabama Reclamation Plant and Southern Reclamation Plant, the “Plants”), all of which are located in Colbert County, Alabama, and the operations conducted (or in the case of the Southern Reclamation Plant, formerly conducted) at the Plants (the “Business”), and Buyer shall purchase such assets and assume certain liabilities of Seller related to the Business, on the terms and conditions contained in this Agreement (the “Transaction”).

1.2 Enumeration of the Purchased Assets. Subject to Section 1.3, the Purchased Assets shall consist of the following items:

(a) that certain real property located in Colbert County, Alabama, consisting of (i) the real estate owned by Seller upon which the Alloys Plant, Alabama Reclamation Plant, and Sheffield Plant are situated; (ii) the former Listerhill reduction plant main office building and environmental lab building with their parking lot and public road access (the “Transferred Reduction Property”); and (iii), except for real estate excluded from this transaction described in Section 1.3(j), all other Colbert County real estate owned by Seller (the “Surplus Real Estate”), all as depicted in Schedule 1.2(a) and as shall be depicted in boundary surveys and legal descriptions to be delivered to Buyer before Closing and collectively referred to herein as the “Real Estate”, and all appurtenances, easements, servitudes and other rights, buildings, construction in progress and other improvements located thereon or relating thereto;

(b) all inventory carried on the books of the Business held for use exclusively or principally (i) at the Plants or (ii) at customer locations on consignment or pursuant to vendor-managed inventory programs, including, without limitation, raw materials, work in process and finished goods (collectively, the “Inventory”);

(c) all furniture, fixtures, equipment, machinery, spare parts and supplies, computer hardware, tools, dies, automobiles and trucks and all other tangible personal property (other than the Inventory) located at the Plants and owned by Seller and such other tools and equipment owned by Seller and located in the locomotive shed and maintenance building located at Seller’s former Listerhill reduction plant, as listed in Schedule 1.2(c), which Seller shall deliver to Buyer promptly after execution hereof (collectively, the “Equipment”);

(d) all prepaid expenses of the Business which would have an economic benefit to Buyer after Closing;

(e) to the extent legally assignable or transferable from Seller to Buyer, all Permits (as herein defined) and Environmental Permits (as herein defined) held exclusively in connection with the Business and all Business-related portions of Permits and Environmental Permits used, but not exclusively, in the Business;

(f) subject to Section 8.3(a) and except for rights to collect any past-due Receivables (as herein defined), Seller’s rights under the Assumed Contracts (as herein defined);

(g) all computer software owned by Seller used exclusively in the Business (“Exclusive Business Software”), as listed in Schedule 1.2(g) (which Seller shall deliver to Buyer promptly after execution hereof); provided, that, subject to Section 8.12, Seller shall retain a perpetual, royalty-free, non-exclusive license to use any such computer software in other applications developed by Seller;

(h) to the extent legally assignable or transferable from Seller to Buyer, Seller’s rights as licensee under all software licenses for computer software used exclusively in the Business;

(i) to the extent used exclusively in the Business and subject to Section 8.3(b), all books and records of the Plants, including, without limitation, general administrative information; blueprints; drawings; inventory, maintenance and asset history records; personnel files; and OSHA and environmental management files;

(j) all telephone numbers used at the Plants;

(k) the buildings, fixtures and equipment (as listed on Schedule 1.2(e)), but not the underlying real estate, constituting the Southern Reclamation Plant, the sewage treatment plant (the “Sewage Treatment Plant”) and the drinking water plant (the “Drinking Water Plant”) depicted on Schedule 1.2(a), which for purposes of this Agreement shall be deemed to be included in the Equipment;

(l) all petty cash on hand with respect to the Business (“Petty Cash”);

(m) the assets, if any, identified on Schedule 1.2(m); and

(n) all current accounts receivable (internal and external) of the Business (the “Receivables”) as of the Closing Date. (As used herein, “internal” receivables of the Business refer to current amounts owed to Seller by other wholly owned Reynolds locations with respect to the Business and “external” receivables refer to all other receivables of the Business.)

1.3 Excluded Assets. The following assets (collectively “Excluded Assets”) shall not be included in the Purchased Assets:

(a) all cash (except Petty Cash) on hand and in banks, cash equivalents and investments;

(b) all accounts receivable (internal and external) of the Business that are past due as of the Closing Date. (As used herein, “past due” receivables mean those receivables that have not been paid in accordance with their respective terms);

(c) Seller’s checkbooks and canceled checks;

(d) all contracts other than Assumed Contracts;

(e) all claims (and benefits to the extent they arise therefrom) and litigation against third parties to the extent that such claims and litigation relate to Excluded Liabilities or other Excluded Assets;

(f) Seller’s insurance policies and rights in connection therewith;

(g) prepaid expenses to the extent that either Buyer does not assume a corresponding liability or that there is no economic benefit to Buyer with respect thereto after the Closing Date, and rights arising from prepaid expenses, if any, with respect to assets not being sold hereunder;

(h) rights arising from any refunds due with respect to insurance premium payments;

(i) any and all assets located at Reynolds’ corporate headquarters in Richmond, Virginia and at Reynolds’ Enon, Virginia research and development facility, including without limitation the experimental coating line (the “Experimental Coating Line”) located at Enon;

(j) the site of Reynolds’ former Listerhill reduction plant (except for the Transferred Reduction Property); retention ponds (provided that Seller shall lease to Buyer retention ponds currently used in the Business); the approximately 1.2 acre parcel of real estate bordering Lake Wilson that Seller has agreed to sell to Joel Anderson; all real estate south of Second Street; Reynolds’ Smelter Technology Laboratory facilities; the real estate underlying the Sewage Treatment Plant and the Drinking Water Plant (provided that Seller shall lease to Buyer the real estate underlying the Sewage Treatment Plant and the Drinking Water Plant); the real estate underlying the Southern Reclamation Plant (provided that Seller shall lease to Buyer the real estate underlying the Southern Reclamation Plant); and the Union Carbide waste disposal units and settling ponds located at the Southern Reclamation Plant.

(k) all of Seller’s right, title and interest in, to and under trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, patents, copyright rights, formulae, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies and engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks and service marks, except the rights granted to Buyer under the agreements referred to in Sections 7.4(b), 7.4(c) and 7.4(d). For avoidance of doubt, the Purchased Assets do not include the trademarks REYNOLDS and Knight, Horse and Dragon Design; or the names “Southern Reclamation Company, Inc.”, “Reynolds Aluminum Partners”, “Reynolds”, “Reynolds Metals Company”, “Reynolds Aluminum” or any variation thereof; or any trademark containing REYNOLDS, REY, REYNO, or a Knight, Horse and Dragon design (collectively, the “Seller Marks”);

(l) all assets held in or for any pension, health care or other employee benefit plan;

(m) the agreements, if any, set forth on Schedule 1.3(m);

(n) the assets, if any, identified on Schedule 1.3(n);

(o) books and records that Seller is required by law to retain, so long as Seller delivers one copy thereof to Buyer, and books and records relating to Excluded Assets and Excluded Liabilities;

(p) rights arising from any refunds due with respect to Taxes (as herein defined);

(q) Seller’s rights under this Agreement and Seller’s Ancillary Documents (as herein defined);

(r) hedge commitments, contracts or positions (internal or otherwise); and

(s) the Ball Receivable (as herein defined).

ARTICLE II

Assumption of Liabilities

2.1 Agreement to Assume. At the Closing, Buyer shall assume and agree to discharge when due the liabilities and obligations of Seller which are enumerated in Section 2.2 (the “Assumed Liabilities”). All claims against and liabilities and obligations of Seller not specifically assumed by Buyer under Section 2.2, including, without limitation, the liabilities enumerated in Section 2.3, are collectively referred to as the “Excluded Liabilities”.

2.2 Description of the Assumed Liabilities. The Assumed Liabilities shall consist exclusively of the following liabilities and obligations of Seller with respect to the Plants and the Business:

(a) post-Closing obligations under (i) all executory contracts (including without limitation supply agreements, customer contracts, purchase and sales orders, equipment leases, licenses and leases of computer software, and other agreements and commitments of Seller) related exclusively to the Business (“Exclusive Contracts”) and (ii) those Business-related portions of executory contracts (such as blanket purchase and sales orders and master equipment lease agreements) that do not relate exclusively to the Business (the Business-related portions of such non-exclusive contracts being referred to as “Non-Exclusive Contracts”); which, in the case of either clause (i) or clause (ii) are identified on Schedule 4.3(h) or were made in the ordinary course of business in connection with the Business and are not required by the provisions of Section 4.3(h) to be disclosed on Schedule 4.3(h). (The Exclusive Contracts and the Non-Exclusive Contracts, together with the licenses referred to in Section 1.2(h), are referred to collectively as the “Assumed Contracts”);

(b) post-Closing obligations under any Permits or Environmental Permits which are transferred to Buyer under the provisions of this Agreement and which are listed on Schedule 4.3(j) or 4.3(p) or were made in the ordinary course of business in connection with the Business and are not required by the provisions of Section 4.3(j) or 4.3(p) to be disclosed on either of those Schedules; and

(c) all Current Liabilities as of the Closing Date. As used herein, “Current Liabilities” means all internal and external current liabilities of Seller with respect to the Business except for employee compensation, payroll taxes and benefits earned and accrued and unpaid through the Closing (as herein defined). (As used herein, “internal” current liabilities refer to accounts payable and other current amounts owed by Seller to other wholly owned Reynolds locations with respect to the Business and “external” current liabilities refer to trade payables and all other current amounts owed by Seller to third parties with respect to the Business.) At November 30, 1998, Current Liabilities were $26,305,000.

2.3 Excluded Liabilities. Without implication that Buyer is assuming any liability not expressly excluded by this Section 2.3 or that any of the following would constitute Assumed Liabilities but for the provisions of this Section 2.3, the following claims against and liabilities or obligations of Seller are excluded and shall not be assumed or discharged by Buyer:

(a) any liabilities for legal, accounting, audit and investment banking fees, brokerage commissions, and any other expenses incurred by Seller or its Affiliates (as herein defined) in connection with the negotiation and preparation of this Agreement and the sale of the Purchased Assets to Buyer;

(b) except as provided in Section 8.6, any liabilities for Taxes, including, without limitation, any recapture or similar tax obligation arising as a result of the transactions contemplated hereby;

(c) any liabilities under any leases, contracts (including the Collective Bargaining Agreements, as herein defined), insurance policies, commitments, sales orders, purchase orders, Permits or Environmental Permits which are not assigned or transferred to Buyer under the provisions of this Agreement;

(d) any liabilities under any Federal or state civil rights or similar laws, or the so-called “WARN Act”, resulting from the termination of employment by Seller of employees of the Plants or any other employment action taken by Seller with respect to employees of the Plants;

(e) any liabilities for the payment of severance or similar benefits to employees of Seller who are offered, but do not accept, employment with Buyer;

(f) any product warranty liabilities with respect to products of the Plants shipped before Closing;

(g) any liabilities arising out of or in connection with any violation of a statute or governmental rule, regulation or directive;

(h) any liabilities or obligations with respect to, or relating to, any Environmental Laws (as herein defined) arising from Seller’s operation of the Plants or ownership of the Real Estate including but not limited to all liabilities and obligations associated with or arising from existing contamination emanating from current or prior underground and above-ground storage tanks located on or before the Closing Date on the Real Estate, such as, by way of example, remediation and investigation activities required or that may be required by any governmental authorities in connection with such current or prior underground or above-ground storage tanks and including the following: (i) any investigation and remediation costs required under Environmental Law associated with Seller’s use of former underground storage tanks A2 through A5 at the Sheffield Plant; (ii) any investigation and remediation costs required under Environmental Law arising from the spill of wood pressure treating chemicals from McKinney Lumber onto the Sheffield Plant property during Seller’s ownership; (iii) any investigation and remediation costs required under Environmental Law associated with Seller’s operation of the aboveground storage tank farm and closed underground storage tanks 15-17 at the Alloys Plant; and (iv) repair of the South Tower Pump House tank. (For avoidance of doubt, Seller shall be responsible for the matters referred to in the preceding clauses (i) through (iv) in accordance with Section 10.9);

(i) liabilities in respect of litigation relating to the Business or the Purchased Assets (x) pending or threatened against Seller as of the Closing Date or (y) relating to Seller’s pre-Closing ownership of the Purchased Assets or operation of the Business; and

(j) without limitation by the specific enumeration of the foregoing, any liabilities not expressly assumed by Buyer under the provisions of Section 2.2.

ARTICLE III

Purchase Price; Closing

3.1 Purchase Price. The consideration for the transfer of the Purchased Assets (the “Purchase Price”) shall be the sum of the following amounts: (a) (i) $1,000,000 for the Surplus Real Estate and the Transferred Reduction Property and (ii) $240,000,000 for the other Purchased Assets, plus (b) the amount (the “1999 Vacation Amount”) of Buyer’s liabilities for 1999 vacation benefits payable under Buyer’s collective bargaining agreements payable to Represented Employees (as herein defined) hired by Buyer, the 1999 Vacation Amount to be agreed to in writing by Seller and Buyer before Closing.

3.2 Closing.

(a) If the parties shall have received written notice of the termination of the waiting period under the HSR Act (as herein defined) with respect to the Transaction on or before December 30, 1998, the closing of the Transaction shall, at Buyer’s request, occur on two dates. The parties anticipate that the first Closing (the “First Closing”) will occur on December 30, 1998 and the second (the “Second Closing”) will occur on January 29, 1999. The dates on which the First Closing and the Second Closing occur shall be referred to as the “First Closing Date” and the “Second Closing Date”, respectively.

(b) At the First Closing, (i) Seller shall sell and transfer to Buyer the Inventory and the repair parts and spares used or held for use in the Business (the “Spare Parts”) as of the First Closing Date, (ii) Buyer shall pay to Seller by wire transfer the First Closing Payment in partial payment for the Inventory and Spare Parts transferred at the First Closing and (iii) each of Buyer and Seller shall execute and deliver the Management and Operating Agreement (as herein defined). “First Closing Payment” shall mean the difference between (x) $60 million and (y) the Ball Billing (as herein defined). The Deposit (as herein defined) shall be credited against the First Closing Payment.

(c) At the Second Closing, (i) each of Seller and Buyer shall execute and deliver to the other the agreements listed in Section 7.4 hereof, (ii) Seller shall sell and transfer to Buyer all remaining Purchased Assets (including any Inventory and Spare Parts that Seller has purchased for Buyer’s account under the Management and Operating Agreement (as herein defined)) and (iii) Buyer shall do the following:

A. assume the Assumed Liabilities;

B. pay to Seller by wire transfer the sum of $241 million minus (i) the amount of the First Closing Payment and (ii) the amount of the Ball Billing;

C. pay to Seller the 1999 Vacation Amount (the payment in clause B and the amount payable in this clause C being referred to as the “Second Closing Payments”); and

D. pay to Seller any accrued Ball Interest (as herein defined).

(d) During the period between the First Closing Date and the Second Closing Date, Seller shall operate the Business for Buyer’s account in accordance with the Management and Operating Agreement in substantially the form attached hereto as Exhibit 7.4.

(e) In the event that the parties shall not have received written notice of the termination of the waiting period under the HSR Act on or before December 30, 1998, or the First Closing otherwise does not occur, then there shall be one Closing (the “Single Closing”), which the parties anticipate would occur on January 29, 1999. The date on which the Single Closing occurs shall be referred to as the “Single Closing Date”. At the Single Closing, (i) Seller shall sell and transfer to Buyer all of the Purchased Assets and (ii) Buyer shall assume the Assumed Liabilities and make the payments (the “Single Closing Payments”) which, for avoidance of doubt, shall be made without reduction for any First Closing Payment or Second Closing Payment or Ball Billing amount) referred to in clauses B and C of Section 3.2(c) (with all references in such clauses to “Second

Closing” or “Second Closing Date” being deemed to be references to “Single Closing” and “Single Closing Date”, respectively). The Deposit shall be credited against the Single Closing Payments.

(f) The First Closing and Second Closing or Single Closing, as applicable, shall be consummated at 10:00 a.m. at the offices of Seller at 6601 West Broad Street, Richmond, Virginia on December 30, 1998 (in the case of the First Closing) and January 29, 1999 (in the case of the Second Closing or Single Closing, as applicable) or on such other date, or at such other time or place, as shall be mutually agreed upon by Seller and Buyer; provided, however, that, subject to Section 11.2, the date of the Closing shall be automatically extended from time to time for so long as any of the conditions set forth in Article VI shall not be satisfied or waived. The Closing shall be deemed to be effective as of 11:59 p.m. on the First Closing Date, Second Closing Date and/or Single Closing Date, as applicable, at each place where the Purchased Assets being sold and transferred on such date are located. References in this Agreement to “Closing” or to the “Closing Date” (i.e., without a specific reference to the First Closing, Second Closing or Single Closing) shall be deemed to be references to the Second Closing/Second Closing Date or Single Closing/Single Closing Date, as applicable.

3.3 Allocation of Purchase Price. The consideration paid for the Purchased Assets shall be allocated among the Purchased Assets and the covenant not to compete contained in Section 8.12 in the manner proposed by Buyer and approved by Seller (such approval not to be unreasonably withheld), provided that such allocation is consistent with Section 1060 of the Code (as herein defined). Such allocation shall be completed at least five business days before Closing. Each party shall prepare and timely file Internal Revenue Service Forms 8594, cooperate with the other party in the preparation of such forms and furnish the other party with copies of such forms prepared in draft form, within a reasonable period before the filing due date. Buyer shall prepare the initial draft of such forms, subject to review and approval of Seller (such approval not to be unreasonably withheld).

ARTICLE IV

Representations and Warranties

4.1 General Statement.

(a) All representations and warranties in this Agreement and in any other document delivered under this Agreement shall survive the Closing to the extent provided in Article X (and none shall merge into any instrument of conveyance, except the representations and warranties with respect to the Real Estate), regardless of any investigation or lack of investigation by any of the parties to this Agreement. Seller shall have no liability for any breach or alleged breach of any representation or warranty relating to an Excluded Liability to the extent Seller fully and timely discharges such Excluded Liability, without Buyer incurring any post-Closing cost of investigation or defense with respect thereto. All representations and warranties of Seller are made subject to the exceptions which are noted in the schedule delivered by Seller to Buyer concurrently herewith and identified by the parties as the “Disclosure Schedule”, as updated by the Closing Amendments Certificates (as herein defined). Unless otherwise indicated therein, all lists of contracts, orders, and the like in the Disclosure Schedule are complete and accurate as of December 11, 1998 and shall, before the Closing, be updated to a date which is not earlier than five business days before the Closing Date. Seller shall use reasonable efforts to number all exceptions noted in the Disclosure Schedule to correspond to the applicable paragraph of Section 4.3 to which such exception refers (it being understood that the failure to do so shall not, of itself, constitute a breach of any representation or warranty made in Section 4.3 so long as such exception is disclosed elsewhere in the Disclosure Schedule).

(b) Except as expressly set forth in this Agreement or in any other document delivered by Seller hereunder, Seller expressly disclaims any other representation and warranty, express or implied, of any kind or nature. Without limiting the generality of the preceding sentence:

(i) Seller makes no representation or warranty, and expressly disclaims any representation or warranty, with respect to the following items:

A. Year 2000 compliance;

B. the condition, value or quality of buildings, inventory, equipment or other tangible personal property (including the buildings, fixtures and equipment constituting the Sewage Treatment Plant, the Drinking Water Plant and the Southern Reclamation Plant) included in the Purchased Assets;

C. the condition (environmental or otherwise), value or quality of the Surplus Real Estate or the Transferred Reduction Property; or

D. the environmental condition of any real property not included in the Purchased Assets.

(ii) SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ANY OF THE PURCHASED ASSETS.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PURCHASED ASSETS SHALL BE TRANSFERRED TO BUYER “AS IS” AND “WHERE IS”.

4.2 Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that:

(a) Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Buyer has full limited liability company power and authority to enter into and perform this Agreement and all other documents, agreements, certificates and instruments to be delivered by it under this Agreement (such documents, agreements, certificates and instruments being referred to herein as “Buyer’s Ancillary Documents”). This Agreement has been, and Buyer’s Ancillary Documents shall be, (i) duly authorized by all necessary limited liability company or other action, as applicable, and (ii) duly executed and delivered by a duly authorized officer of Buyer. This Agreement is legal, valid, binding and enforceable against Buyer, and each of Buyer’s Ancillary Documents shall be legal, valid, binding and enforceable against Buyer, in accordance with their respective terms (except to the extent that enforcement thereof is affected by (i) laws pertaining to bankruptcy, reorganization, insolvency, and creditors’ rights, (ii) equitable principles including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law) and (iii) the availability of injunctive relief, specific performance and other equitable remedies).

(c) Except as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), no consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery by Buyer of this Agreement and Buyer’s Ancillary Documents, or the consummation by Buyer of the transactions contemplated by this Agreement and Buyer’s Ancillary Documents, other than where the failure to obtain such consent, authorization, order or approval, or make such filing or registration would not, individually or in the aggregate, reasonably be expected to materially impair Buyer’s ability to effect the Closing.

(d) Neither the execution and delivery of this Agreement or Buyer’s Ancillary Documents by Buyer nor the consummation by Buyer of the transactions contemplated hereby and thereby will conflict with or result in a breach of (i) Buyer’s Certificate of Formation or Operating Agreement, (ii) any statute or administrative regulation or (iii) any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award.

(e) Buyer is not a party to, or bound by, any material unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Buyer according to the terms of this Agreement or Buyer’s Ancillary Documents will be a default or an event of acceleration, or under which timely performance by Buyer according to the terms of this Agreement or Buyer’s Ancillary Documents may be prevented or delayed.

(f) There is no litigation or proceeding, at law or in equity, and there are no proceedings or, to Buyer’s knowledge, governmental investigations before any commission or other administrative authority, pending, or, to Buyer’s knowledge, threatened, against Buyer or any of its Affiliates with respect to the consummation of the transactions contemplated hereby or the use or ownership of the Purchased Assets.

(g) Neither Buyer nor any of its Affiliates has dealt with any person or entity who is or may be entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from Seller or any of Seller’s Affiliates for arranging the transactions contemplated hereby or introducing the parties to each other. As used herein, an “Affiliate” is any person or entity which controls a party to this Agreement, which that party controls, or which is under common control with that party. “Control” means the power, direct or indirect, to elect a majority of the board of directors or other comparable governing body of a corporation or other entity.

4.3 Seller’s Representations and Warranties. Seller and each of Reynolds, Southern and RAP, jointly and severally, for itself and for Seller, represents and warrants to Buyer that, except as set forth in the Disclosure Schedule:

(a) Reynolds is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Southern is a corporation duly organized, validly existing and in good standing under the laws of Alabama. RAP is a general partnership duly formed under the laws of Virginia. Seller has all necessary corporate or partnership, as applicable, power and authority to conduct the Business as it is currently being conducted.

(b) Reynolds is qualified to do business, and is in good standing as a foreign corporation, in the State of Alabama.

(c) Seller has full corporate or partnership, as applicable, power and authority to enter into and perform this Agreement and all other documents, agreements, certificates and instruments to be delivered by Seller under this Agreement (such documents, agreements, certificates and instruments being referred to herein as “Seller’s Ancillary Documents”). This Agreement has been, and Seller’s Ancillary Documents have been or shall be (as applicable), (i) duly authorized by all necessary corporate or partnership, as applicable, action and (ii) duly executed and delivered by a duly authorized signatory of Seller. This Agreement is legal, valid, binding and enforceable against Seller, and each of Seller’s Ancillary Documents to which Seller is a party shall be legal, valid, binding and enforceable against Seller in accordance with their terms (except to the extent that enforcement thereof is affected by (i) laws pertaining to bankruptcy, reorganization, insolvency, and creditors’ rights, (ii) equitable principles including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law) and (iii) the availability of injunctive relief, specific performance and other equitable remedies).

(d) The Disclosure Schedule lists all material consents required in connection with the transfer to Buyer of the Assumed Contracts, Permits and Environmental Permits (or indicates where any such Assumed Contract, Permit or Environmental Permit is non-transferable). Except as required by the HSR Act and as set forth in Item 4.3(d) of the Disclosure Schedule (collectively, the “Required Consents”), no consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery by Seller of this Agreement and Seller’s Ancillary Documents or the consummation by Seller of the transactions contemplated by this Agreement and Seller’s Ancillary Documents, other than where the failure to obtain such consent, authorization, order or approval, or make such filing or registration would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Business or the Purchased Assets, taken as a whole, or materially impair Seller’s ability to effect the Closing.

(e) Subject to obtaining the Required Consents, neither the execution and delivery of this Agreement and Seller’s Ancillary Documents by Seller nor the consummation by Seller of the transactions contemplated hereby and thereby will (i) conflict with or result in a breach of Reynolds’ or Southern’s Certificate of Incorporation or By-Laws, (ii) conflict with or result in a breach of the General Partnership Agreement dated as of December 18, 1997 between Reynolds and Southern, (iii) conflict with or result in a breach of any statute or administrative regulation, (iv) conflict with or result in a breach of any order, writ, injunction, judgment or decree of any court or any governmental authority or any arbitration award binding on Seller or the Purchased Assets or (v) violate, conflict with, constitute a default or event of default or result in the creation or imposition of any lien or encumbrance on any of the Purchased Assets under, any material mortgage, indenture, deed of trust, lease, contract, loan or credit agreement, license or other material instrument to which Seller is a party or by which any of its properties or assets are bound or affected.

(f) Reynolds, Southern, or RAP, as the case may be, has good title to, and the corporate or partnership, as applicable, power to sell, the Purchased Assets, free and clear of any liens, debts, claims, charges, encumbrances and security interests, except for the following liens (“Permitted Liens”): (i) statutory liens for Taxes not yet due; (ii) liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due; (iii) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations; and (iv) irregularities of title which do not individually or in the aggregate materially detract from the value of the Purchased Assets as they are currently, or were last, used. The representation contained in this paragraph 4.3(f) does not apply to the Real Estate. (For avoidance of doubt, however, the definition of Permitted Liens contained in this representation does apply as that term is used in Section 4.3(t) and elsewhere with respect to the Real Estate).

(g) (i) For purposes of this Agreement, the term “Taxes” means all Federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, goods and services, workers’ compensation, health, capital, environmental, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, surtaxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; the term “Returns” means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes; and the term “Code” means the Internal Revenue Code of 1986, as amended (all citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto);

(ii) none of the Purchased Assets (A) is property which is required to be treated as being owned by any other person under the so-called “safe harbor lease” provisions of former section 168(f)(8) of the Code; (B) directly or indirectly secures any debt the interest on which is tax exempt under section 103(a) of the Code; or (C) is “tax-exempt use property” within the meaning of Section 168(h) of the Code;

(iii) Seller is not a person other than a United States person within the meaning of the Code and the transactions contemplated hereby are not subject to the withholding provisions of section 3406 or subchapter A of Chapter 3 of the Code; and

(iv) all Returns relating to the Business and the Plants which are due on or before the date hereof, or on or before the Closing Date, have been, or will have been, as applicable, properly completed and filed on a timely basis, and all Taxes shown to be due and payable thereon have been, or will have been, as applicable, paid.

(h) Item 4.3(h) of the Disclosure Schedule sets forth a list of all contracts (including software licenses), other than purchase orders for raw materials or supplies or sales orders for finished goods executed in the ordinary course of business, to which Seller is a party and which are material to the conduct of the Business (“Material Contracts”). The following contracts are deemed not to be Material Contracts: any individual contract that (i) is cancelable on notice of 60 days or less by Seller without penalty or other financial obligation and will not involve a commitment in excess of $25,000 until any such cancellation takes effect, or (ii) involves total commitments of $100,000 or less. Each Material Contract is in full force and effect according to its terms; and neither Seller nor, to Seller’s knowledge, any third party is in default or breach under any such Material Contract the effect of which would have a material adverse effect on the Business.

(i) Subject to obtaining the Required Consents, Seller is not a party to, or bound by, any material unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder or under Seller’s Ancillary Documents according to the terms hereof or thereof will be a default or an event of acceleration, or under which timely performance by Seller according to the terms of this Agreement or Seller’s Ancillary Documents may be prevented or delayed.

(j) Item 4.3(j) of the Disclosure Schedule contains a complete and correct list of every material license, permit, registration and governmental approval and consent applied for, pending by, issued or given to Seller exclusively or primarily with respect to the Business, except for Environmental Permits and licenses included in the Intellectual Property (as herein defined) (collectively, the “Permits”).

(k) Seller has maintained its employee benefit plans covering Business employees in compliance in all material respects with the Employee Retirement Income Security Act of 1974 (“ERISA”), to the extent that ERISA applies to such plans and to the extent that any such non-compliance would result in liability to Buyer.

(l) Except for those agreements listed at Item 4.3(l) of the Disclosure Schedule (the “Collective Bargaining Agreements”), neither Seller nor its Affiliates is a party to or otherwise subject to any collective bargaining or other labor union contracts applicable to Business Employees.

(m) Item 4.3(m) of the Disclosure Schedule contains a true, correct and complete list of all the Business Employees as of the date indicated on the list, including job titles, base pay and years of service and indicating all Business Employees on layoff or leave (but, with respect to laid-off employees, only if such employee has any potential right to be recalled to work) as of the date indicated on the list. With respect to employees of Seller who are or were employed in the conduct of the Business:

(i) there is no unfair labor practice complaint against Seller pending or, to the best of Seller’s knowledge, threatened before the National Labor Relations Board or any comparable state, local or foreign agency with respect to the Business;

(ii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to Seller’s knowledge, threatened against or directly affecting the Business;

(iii) other than grievances arising in the ordinary course of business which, in the aggregate, are not material to the Business, no grievance or arbitration proceeding arising out of or under the Collective Bargaining Agreements is pending and no claims therefor exist relating to the Business; and

(iv) Seller has not experienced any material work stoppage in the last eighteen months with respect to the Business.

(n) There is no litigation or proceeding, at law or in equity, and there are no proceedings or, to Seller’s knowledge, governmental investigations before any commission or other administrative authority, pending, or, to Seller’s knowledge, threatened, against Seller or any of its Affiliates with respect to or affecting the Business, or with respect to the consummation of the transactions contemplated hereby, or the use or ownership of the Purchased Assets. There are no outstanding, pending or, to Seller’s knowledge, threatened, claims against Seller based on warranty coverage with respect to products of the Business shipped by Seller.

(o) Seller is, with respect to the Business, in compliance in all material respects with each decree, order or arbitration award or law, statute, or regulation of or agreement with, or Permit from, any Federal, state, or local governmental authority, except for such failures to comply which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Business or the Purchased Assets, taken as a whole. Nothing in this representation is intended to address any compliance issue that is the subject of any other representation or warranty set forth herein. For avoidance of doubt, this representation does not apply to, and Seller makes no representation under this Section 4.3(o) with respect to, the following: (i) buildings, inventory, equipment and other tangible personal property (including the buildings, fixtures and equipment constituting the Sewage Treatment Plant, the Drinking Water Plant and the Southern Reclamation Plant) included in the Purchased Assets; (ii) the Surplus Real Estate and the Transferred Reduction Property; and (iii) any real property not included in the Purchased Assets.

(p) With respect to the Business, Seller is in compliance in all material respects with all Environmental Laws. A description of any outstanding notice, citation, inquiry or complaint which Seller has received of any alleged material violation of any Environmental Law or Environmental Permit relating to the Business is contained in the Disclosure Schedule. (As used in the preceding sentence, the term “outstanding” refers to any notice, citation, inquiry or complaint that pertains to a matter that has not been corrected or otherwise resolved.) Seller possesses all material Environmental Permits which are currently required for the operation of the Business, and is in compliance in all material respects with the provisions of all such material Environmental Permits. All material Environmental Permits issued to Seller with respect to the conduct of the Business are listed in the Disclosure Schedule. For avoidance of doubt, this representation does not apply to, and Seller makes no representation with respect to, the following: (i) buildings, inventory, equipment and other tangible personal property (including the buildings, fixtures and equipment constituting the Sewage Treatment Plant, the Drinking Water Plant and the Southern Reclamation Plant) included in the Purchased Assets; (ii) the Surplus Real Estate and the Transferred Reduction Property; and (iii) any real property not included in the Purchased Assets.

(q) Since January 1, 1994, to Seller’s knowledge:

(i) except for the generation, storage, disposal and transportation to Offsite Facilities (as herein defined) in the ordinary course of business in compliance in all material respects with applicable Environmental Laws, there has been no generation, storage, disposal, treatment or transportation of any Hazardous Materials (as herein defined) at the Real Estate or to any Offsite Facility by or on behalf of Seller in violation of, or which could give rise to any material obligation of Seller under, any Environmental Laws; and

(ii) there has been no Release (as herein defined) by Seller for which remediation is required under applicable Environmental Law at the Real Estate.

For avoidance of doubt, this representation does not apply to, and Seller makes no representation with respect to, the following: (i) buildings, inventory, equipment and other tangible personal property (including the buildings, fixtures and equipment constituting the Sewage Treatment Plant, the Drinking Water Plant and the Southern Reclamation Plant) included in the Purchased Assets; (ii) the Surplus Real Estate and the Transferred Reduction Property; and (iii) any real property not included in the Purchased Assets.

(r) The Disclosure Schedule sets forth a complete list of all Containers (as herein defined) that, to Seller’s knowledge, are now present at, or have since January 1, 1994 been removed from, the Real Estate. All Containers which have been heretofore removed from the Real Estate have been removed in accordance with all applicable Environmental Laws. For avoidance of doubt, this representation does not apply to, and Seller makes no representation with respect to, the following: (i) buildings, inventory, equipment and other tangible personal property (including the buildings, fixtures and equipment constituting the Sewage Treatment Plant, the Drinking Water Plant and the Southern Reclamation Plant) included in the Purchased Assets; (ii) the Surplus Real Estate and the Transferred Reduction Property; and (iii) any real property not included in the Purchased Assets.

(s) For the purposes of this Agreement:

(i) “Containers” means above-ground and under-ground storage tanks holding 250 gallons or more;

(ii) “Environmental Laws” means all federal, state, and local statutes, ordinances, guides having the effect of law, rules and regulations, all court orders and decrees and arbitration awards, which pertain to environmental matters or contamination of any type whatsoever. Environmental Laws include, without limitation, those relating to: manufacture, processing, use, distribution, treatment, storage, disposal, generation or transportation of Hazardous Materials; air, soil, surface or ground water or noise pollution; Releases; protection of wildlife, endangered species, wetlands or natural resources; Containers; health and safety of employees and other persons; and notification requirements relating to the foregoing;

(iii) “Environmental Permits” means licenses, permits, registrations, governmental approvals, orders, directives, agreements, consents and the like which are required for the operation of the Business under or are issued under Environmental Laws;

(iv) “Facility” means any facility as defined in CERCLA (as herein defined);

(v) “Hazardous Materials” means pollutants, contaminants, pesticides, petroleum and petroleum products, radioactive substances, solid, gaseous or liquid wastes or hazardous or extremely hazardous, special, industrial, toxic or otherwise dangerous wastes, substances, chemicals or materials within the meaning of any Environmental Law, including, without limitation, any (i) “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq., as amended and reauthorized (“CERCLA”), and (ii) any “hazardous waste” as defined in the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C., Sec. 6902 et seq., and all amendments thereto and reauthorizations thereof;

(vi) “Offsite Facility” means any Facility which is not presently, and has not heretofore been, owned, leased or occupied by Seller with respect to the Business;

(vii) “Release” means any actual or threatened spill, discharge, leak, emission, escape, injection, dumping or other release of any Hazardous Materials into the environment, whether or not notification or reporting to any governmental agency was or is required, including without limitation any Release which is subject to CERCLA.

(t) Seller does not lease as lessee any real estate in connection with the Business. Except as disclosed in title insurance commitments to be delivered to Buyer before Closing with respect to the Real Estate, Reynolds, Southern or RAP, as the case may be, holds good, marketable and indefeasible fee simple title to the Real Estate free and clear of all liens other than Permitted Liens and such matters as would be disclosed by an inspection and survey of the Real Estate.

(u) There are no challenges or appeals pending regarding the amount of the Taxes on, or the assessed valuation of, the Real Estate, and no special arrangements or agreements exist with any governmental authority with respect thereto. (The representations and warranties contained in this subsection shall not be deemed to be breached by any prospective general increase in real estate tax rates).

(v) There are no condemnation proceedings pending or, to the best of Seller’s knowledge, threatened with respect to any portion of the Real Estate.

(w) The Disclosure Schedule identifies all of the following: (i) all patents and pending applications therefor used exclusively or primarily in the Business; (ii) all copyrights and applications therefor used exclusively or primarily in the Business; (iii) all trademarks and trade names and applications therefor used exclusively or primarily in the Business; and (iv) all licenses of rights in the items referred to in the foregoing clauses (i) through (iii), whether to or by Seller, used exclusively or primarily in the Business. The scheduled rights are referred to herein collectively as the “Intellectual Property.” Seller has not licensed or sublicensed any of the Intellectual Property as a licensor.

(x) (i) Each patent and copyright and each application therefor included in the Intellectual Property exists, is owned by or licensed to Seller, and has been maintained in good standing; (ii) Seller has no knowledge of any claim that any third party asserts ownership rights in any of the Intellectual Property owned by Seller; (iii) Seller has no knowledge of any claim that Seller’s use of any Intellectual Property infringes any right of any third party; and (iv) Seller has no knowledge or any reason to believe that any third party is infringing any of Seller’s rights in any of the Intellectual Property. This paragraph (x) does not apply to any of the Seller Marks.

(y) Neither Seller, nor any of its Affiliates, has dealt with any person or entity who is or may be entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from Buyer for arranging the transactions contemplated hereby or introducing the parties to each other.

(z) For purposes of this Section 4.3, references to Seller’s “knowledge” mean the actual knowledge of the officers and employees of Seller listed in Item 4.3(z) of the Disclosure Schedule.

(aa) The “Alloys Complex Statement of Assets and Liabilities” set forth in Item 4.3(aa) of the Disclosure Schedule has been prepared by Seller in accordance with accounting principles and cost allocation procedures used by Seller and presents fairly the assets and liabilities of the Business as of the date set forth therein in accordance with Reynolds’ normal accounting policies and practices for divisional and subsidiary operations.

(bb) The documents and/or copies of documents furnished by Seller to Buyer under this Agreement are complete and accurate in all material respects.

(cc) Since November 30, 1998, there has not been (i) any material adverse change in the financial condition, results of operations or business of the Business; (ii) any destruction, damage or loss to any of the properties or assets of the Business, whether or not covered by insurance, which has had or could reasonably be expected to have a material adverse effect upon the Business or the Purchased Assets; or (iii) any other transaction or event known to Seller which has had a material adverse effect on the financial condition or business of the Business.

ARTICLE V

Conduct Before the Closing

5.1 General. Seller and Buyer shall have the rights and obligations with respect to the period between the date hereof and the Closing Date which are set forth in the remainder of this Article V.

5.2 Seller’s Obligations. The following are Seller’s obligations:

(a) Seller shall give Buyer’s officers, employees, agents, attorneys, consultants and accountants reasonable access (during normal business hours and subject to reasonable constraints to protect health and safety and minimize business disruption) to all of Seller’s properties, books, contracts, documents, records and personnel relating to the Business and shall furnish Buyer such information relating to the Business as Buyer may from time to time reasonably request. Without limiting the generality of the foregoing, to the extent permitted by law, Seller shall make available for Buyer’s review the personnel files (other than medical records) of all Business Employees. If employee consent is required for Buyer to review such personnel files, at Buyer’s request, Seller shall use reasonable efforts to obtain such consents. Buyer shall be entitled to examine the Purchased Assets, to conduct (or have conducted) environmental audits and valuation appraisals and to inspect and copy the records of Seller relating to the Purchased Assets. Environmental audits may include soil and groundwater sampling and confirmation that Seller possesses all necessary Environmental Permits and that the Real Estate is in compliance with applicable Environmental Laws; provided, that, the preceding notwithstanding, Buyer shall not conduct soil or groundwater sampling or other environmental assessments on real estate not included in the Purchased Assets (including, without limitation, the black mud lakes and retention ponds and the real estate underlying the Sewage Treatment Plant and Drinking Water Plant), except that Buyer shall conduct such sampling and assessments on the real estate underlying the Southern Reclamation Plant. Buyer acknowledges that all due diligence investigations shall be conducted at Buyer’s sole cost and expense.

(b) Seller shall use commercially reasonable efforts (and Buyer shall cooperate with Seller including, without limitation, providing financial information to third parties requesting such information) to obtain all consents required for the assignment or transfer of, or alternate arrangements satisfactory to Buyer with respect to any Assumed Contract and any existing Permit or Environmental Permit which is to be assigned to Buyer hereunder and which may be required for such assignment to be effective.

(c) Seller shall (i) maintain the Real Estate and tangible personal property included in the Purchased Assets in accordance with past practices, (ii) maintain insurance on, or at Seller’s option self-insure, the assets of the Business in accordance with past practice in an amount not less than the Purchase Price and (iii) use commercially reasonable efforts to maintain and preserve intact the Purchased Assets, the Business and relationships with employees, customers and suppliers.

(d) Seller shall conduct the Business in the usual and ordinary course and carry on all of its operations (including, without limitation, the purchase and sale of inventory) in accordance with past practices.

(e) Seller shall continue ongoing efforts with respect to programming changes in Exclusive Business Software needed to resolve Year 2000 issues; provided, that Seller shall not be obligated to resolve such issues before or after Closing or to increase such efforts beyond the current level.

(f) Without the prior written consent of Buyer, and without limiting the generality of any other provision contained in this Agreement, Seller shall not, with respect to the Business:

(i) incur any capital expenditures not fully paid for by Seller or not set forth in the Disclosure Schedule, in excess of $100,000 in the aggregate;

(ii) directly or indirectly enter into or assume any contract, agreement, obligation, lease, license or commitment other than in the usual and ordinary course of business in accordance with past practices;

(iii) sell, transfer or otherwise dispose of any asset or property having a value in excess of $50,000 except for sales of inventory in the usual and ordinary course of business and except for the distribution or other disposition of cash; or

(iv) amend, terminate or give notice of termination with respect to any existing Material Contract to which Seller is a party or waive any material rights.

(g) Seller shall assist and cooperate with Buyer in the transfer of all Permits and Environmental Permits necessary for the operation of the Business by Buyer.

(h) Until the earlier of (x) the Closing or (y) the termination of this Agreement, Seller shall not provide information to, or engage in any discussions or negotiate with, any entity or person (an “Interested Party”) other than Buyer (which term includes for purposes of this subsection Buyer’s Affiliates, investors, lenders, officers, directors, employees, agents, attorneys, consultants, accountants and other representatives) concerning a sale of the Business to such Interested Party or to an entity or person that is represented by such Interested Party (other than sales of inventory in the ordinary course of business).

(i) Seller shall proceed with the cooling tower project and coil coating line image grabber replacement project currently underway at Seller’s expense; provided, that Seller shall not be obligated to complete such projects before Closing but shall reimburse Buyer (upon presentation of documentation reasonably acceptable to Seller) with respect to expenses incurred by Buyer after Closing to complete such project; and further provided, that the total expense incurred by Seller (directly and by way of reimbursement) with respect to such projects shall not exceed $740,000 in the case of the cooling tower project and $1,400,000 in the case of the image grabber replacement project.

(j) Seller shall proceed with the ongoing environmental remediation projects referred to in clauses (i) through (iv) of Section 2.3(h).

For avoidance of doubt, Buyer acknowledges that Seller shall have no obligation to Buyer to do the following:

A. perform any remediation at the Union Carbide waste disposal units and settling ponds located adjacent to the Southern Reclamation Plant;

B. perform any remediation with respect to the black mud lakes or retention ponds located adjacent to the Plants;

C. perform any remediation of the Surplus Real Estate or the Transferred Reduction Property;

D. perform any remediation of real estate underlying the Sewage Treatment Plant or the Drinking Water Plant or any other real estate not included in the Purchased Assets;

E. undertake any environmental remediation or other activity not required under environmental law in effect at Closing (including, without limitation, removal of PCBs or non friable asbestos located at the Plants);

F. reroute, or incur any cost for any separation of, the water discharge system at the Plants; or

G. complete or perform any capital projects other than the cooling tower project and coil coating line image grabber replacement project referred to in Section 5.2(i), or to incur any expense to provide the capability for the Business to produce wide can sheet.

(k) Seller acknowledges that Buyer paid into Seller’s account (Reynolds Metals General Fund, Account No. 144800832) on December 10, 1998 the sum of $1.5 million (such sum, together with all interest accrued thereon, being referred to as the “Deposit”), to be applied to payment of the Purchase Price. The Deposit shall bear interest at the rate of LIBOR plus 1.5%. The Deposit shall be returned promptly (subject to the terms of the Management and Operating Agreement) to Buyer if, and only if, Closing fails to occur as a result of any of the conditions referred to in Sections 6.1(g), 6.1(j), 6.1(k) or 6.2(l) not having been satisfied. Except as provided in the preceding sentence, the Deposit shall be non-refundable.

5.3 Buyer’s Obligations.

(a) Buyer shall comply with the terms of the Confidentiality Agreement dated as of November 25, 1998 between Reynolds and Wise Metals Co., Inc. (the “Confidentiality Agreement”) as though it were a party thereto, and agrees that the Confidentiality Agreement shall remain in full force and effect until the first to occur of the Closing or the date that the Confidentiality Agreement terminates in accordance with its terms. Without limiting the generality of the Confidentiality Agreement, Buyer shall not, without Seller’s prior written consent, disclose to any third party or to the public any information obtained through any environmental assessment of the Business or the Purchased Assets which is not publicly known (“Confidential Environmental Information”). Buyer also shall obtain the written agreement of any environmental consultant involved in such assessment to protect any such Confidential Environmental Information from disclosure. Notwithstanding the preceding two sentences, any Confidential Environmental Information may be disclosed to a governmental agency or to the public if Buyer or such environmental consultant reasonably believes in good faith that such disclosure is required by pertinent law, and provided that Buyer or such environmental consultant notifies Seller of its intent to disclose Confidential Environmental Information before such disclosure.

(b) Buyer shall indemnify, save and keep harmless the Seller Indemnitees (as herein defined) from all Damages (as herein defined) which Seller may incur as a result of or in connection with Buyer’s inspection of the Real Estate and/or the real estate underlying the Southern Reclamation Plant.

(c) Following the First Closing and before the Second Closing, Buyer shall not incur, grant, assume or suffer to exist on the Inventory, the Spare Parts or any Substitute Inventory or Spare Parts (as the latter two terms are defined in the Management and Operating Agreement) any lien, claim or encumbrance other than the lien of Societe Generale in the amount of approximately $42 million.

5.4 Joint Obligations. The following shall apply with equal force to Seller and Buyer:

(a) Without implication that such laws apply to the transactions contemplated hereby, neither Seller nor Buyer shall comply with the provisions of the Uniform Commercial Code or similar laws relating to bulk sales or transfers.

(b) Seller and Buyer shall use their respective commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated hereby as soon as practicable.

(c) Each of Buyer and Seller shall promptly give the other written notice of the existence or occurrence of any condition known to it which would make any representation or warranty herein contained untrue in any material respect or which might reasonably be expected to prevent the consummation of the transactions contemplated hereby.

(d) Neither Buyer nor Seller shall intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by such party or which would result in any representation or warranty made by it being untrue in any material respect as if originally made on and as of the Closing Date.

(e) Buyer and Seller shall make all filings and perform all acts required by them respectively in order to obtain all governmental approvals necessary to consummate the transactions contemplated by this Agreement.

(f) At or immediately before Closing, each of Reynolds, Southern, RAP, on the one hand, and Buyer, on the other, shall complete and deliver to the other an executed statement, signed by a duly authorized officer, setting forth all amendments to the schedules (including the Disclosure Schedule) to this Agreement that it believes in good faith to be necessary to make such schedules accurate in all material respects and its representations and warranties contained in this Agreement true and correct in all material respects as of the Closing (its “Closing Amendments Certificate”). Each of Seller and Buyer shall examine each of the Closing Amendments Certificates presented to it, and if it is acceptable to it (or if it is willing to waive the condition that such Closing Amendments Certificate be acceptable to it), it shall also execute it, whereupon the amendments set forth therein with respect to the schedules to this Agreement shall become effective for all purposes from and after the Closing.

5.5 Surveys. Seller shall have the Real Estate surveyed by a Professional Land Surveyor (each, a “Surveyor”) licensed in the State of Alabama. Seller shall provide Buyer with copies of the plats of surveys of the Real Estate. The surveys and plats of surveys shall be a survey (the “Survey”) of the boundary of the Real Estate and shall show encroachments, if any, on the Real Estate. Buyer shall pay the reasonable fees and expenses of the Surveyors.

5.6 Title Commitments. Seller shall obtain title commitments from Lawyers Title Insurance Corporation (or its local affiliate) for owner’s title insurance with respect to the Real Estate and Seller shall pay for such title commitments. Seller shall have no obligation to pay premiums for any title insurance except for the premiums due in respect of a standard form owner’s insurance policy without endorsements, based on a real estate value that does not exceed $40 million. For avoidance of doubt, Seller shall have no obligation to provide an “as-built” survey showing the location of buildings for purposes of obtaining title insurance and Seller shall have no obligation whatsoever to obtain any endorsements to such insurance.

5.7 Closing Date Inventory. There shall be a total of not less than 140 million pounds (the “Base Amount”) of Inventory and Inventory Equivalents (as herein defined) at the First Closing or at the Single Closing, as applicable (“Closing Date Inventory”). Closing Date Inventory shall consist of (i) the amount of Inventory on hand at the Plants (but excluding raw material inventory in transit to the Plants) and at customer locations and (ii) the number of pounds of vendor-managed Inventory (“VMI”) at Ball locations (which is still located at such locations) that has been converted into Receivables that are current and uncollected as of the

First Closing Date or the Single Closing Date, as applicable (the “Inventory Equivalents”). Seller shall advise Buyer if Seller intends to increase Closing Date Inventory above the Base Amount to meet the Business’s forecast customer requirements, and Buyer shall have the right to consent to any such increase. If Buyer consents to any such increase, then, if Closing Date Inventory exceeds the Base Amount, Buyer shall pay Seller for each pound to which it has consented in excess of the Base Amount at a price per pound of $0.8604 (the “Established Price”). If Buyer does not consent to a particular increase, then Seller may elect to (i) turn down customer business requiring the increase or (ii) increase inventory and not receive the Established Price for the amount of the increase above the Base Amount. If Closing Date Inventory is less than the Base Amount, Seller shall pay Buyer the Established Price for each pound of the shortfall. The amount of Closing Date Inventory shall be determined from a physical inventory taken by representatives of Seller and Buyer as of the First Closing Date or the Single Closing Date, as applicable. Any amount owed by Seller with respect to a shortfall or by Buyer with respect to approved increases in Closing Date Inventory shall be paid by the applicable party 30 days after completion of the physical inventory referred to in the preceding sentence. Any action taken by Seller in accordance with this Section to turn down customer business or increase Closing Date Inventory (with or without Buyer’s consent) shall not be a breach of Seller’s obligations under Section 5.2(c), (d) or (f). Buyer acknowledges that Buyer has agreed to an increase of 8,000,000 pounds of inventory above the Base Amount.

5.8 Ball Billing. Buyer and Seller intend that, if the First Closing shall have occurred, Seller shall invoice Ball on December 31, 1998 for a quantity (to be agreed upon by Seller and Buyer on or before the First Closing Date) of VMI at Ball locations. The amount (expressed in dollars) of the invoice referred to in the preceding sentence is herein referred to as the “Ball

Billing”. Seller shall be deemed to be acting on behalf of Buyer under the Management and Operating Agreement in invoicing Ball as set forth in the first sentence of this Section; provided, however, that the receivable (in the amount of the Ball Billing) created in connection with such invoicing (the “Ball Receivable”) shall be for the account of Seller; and further provided, that if, after using commercially reasonable efforts to collect the Ball Receivable, Seller is unable to collect the full amount thereof within 60 days following the First Closing Date, Seller may, at its option, tender back to Buyer any portion of the Ball Receivable that remains uncollected at the end of such 60-day period, in which case Seller shall assign the unpaid portion of the Ball Receivable so tendered, without recourse, and shall provide relevant underlying documentation, to Buyer, and Buyer shall promptly pay to Seller the full amount of the unpaid portion so tendered. The unpaid amount of the Ball Receivable shall accrue interest (“Ball Interest”) at the rate of LIBOR plus 1.5% from the First Closing Date through the date the Ball Receivable is either collected by Seller or purchased from Seller by Buyer, as applicable. Buyer shall pay to Seller (i) at the Second Closing Date any Ball Interest accrued to that date and (ii) on the 60th day following the First Closing Date any Ball Interest accrued to that date and (iii) on demand any Ball Interest that accrues from the 60th day following the First Closing Date through the date that Buyer pays Seller for any unpaid portion of the Ball Receivable that Seller tenders to Buyer in accordance with this Section; provided, any unpaid portion of the Ball Receivable shall cease to accrue interest on the 60th day following the First Closing Date if Seller elects not to tender such unpaid portion to Buyer.

5.9 Casualty. If there is any material damage to any of the Real Estate or Equipment prior to the Closing by reason of fire or other casualty, Seller and Buyer shall determine the cost to repair, restore or replace such Real Estate or Equipment to the condition thereof prior to the casualty (the “Estimated Restoration Cost”). If the Estimated Restoration Cost exceeds $15 million, then Buyer may elect to terminate this Agreement by giving written notice to Seller. If Buyer does not so elect to terminate this Agreement as provided herein, then Buyer and Seller shall proceed to close the Transaction, Buyer shall accept such Real Estate and Equipment in their then current condition and Seller shall assign and transfer to Buyer all of its right, title and interest in and to the resulting insurance proceeds relating to such Real Estate and Equipment sold to Buyer (including all such proceeds, whether received prior to, at or after the Closing). If the Estimated Restoration Cost is equal to $15 million or less, then this Agreement shall not terminate and Buyer shall accept such Real Estate and Equipment in their then current condition and Seller shall assign and transfer to Buyer its right, title and interest in any insurance proceeds payable with respect to such Real Estate and Equipment sold to Buyer (including all such proceeds, whether received prior to, at or after the Closing). Notwithstanding the foregoing: (i) if there is any material damage to any Real Estate or Equipment prior to the Closing by reason of fire or other casualty, such that the damage materially interferes or would materially interfere with the economic operation or use of such Real Estate or Equipment, then Buyer may terminate this Agreement; and (ii) the sum of any insurance proceeds to be assigned and transferred by Seller to Buyer under this Section shall not in the aggregate exceed the Purchase Price.

ARTICLE VI

Conditions to Closing

6.1 Conditions to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated hereby is subject to the fulfillment of all of the following conditions on or before the First, Second and/or Single Closing Date (as indicated in brackets), upon the non-fulfillment of any of which (x) the First Closing, at Seller’s option, shall not occur and (y) in the case of the Second or Single Closing, this Agreement may, at Seller’s option, be terminated in accordance with Article XI:

(a) The Closing Amendments Certificate delivered by Buyer shall have been acceptable to Seller (or Seller shall have waived the condition that such Closing Amendments Certificate be acceptable to Seller) and Seller shall have executed it. [Applies to Second or Single Closing.]

(b) Each representation and warranty made by Buyer shall have been true and correct in all material respects when made, and each such representation and warranty (as amended by Buyer’s Closing Amendments Certificate, if applicable) shall be true and correct in all material respects at and as of the First and Second, or Single, Closing Date with the same force and effect as if made on and as of such date.

(c) All obligations of Buyer to be performed hereunder through and including the First, Second or Single Closing Date, as applicable, shall have been performed in all material respects, including payment (in full) of the First Closing Payment, the Second Closing Payments, and/or the Single Closing Payments, as applicable.

(d) No suit, action, investigation or other proceeding shall have been commenced or threatened against either party to this Agreement or any of their respective Affiliates by any governmental authority or private person on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transactions contemplated hereby. [Applies to First and Second, or Single, Closing.]

(e) All necessary regulatory approvals (including expiration or termination of the waiting period under the HSR Act) shall have been obtained by Seller and Buyer, as applicable. [Applies to First and Second, or Single, Closing.]

(f) All consents required for the assignment of Material Contracts, material Permits and material Environmental Permits, or alternate arrangements with respect thereto, shall have been obtained or, if material Permits or material Environmental Permits held by Seller are not legally transferable or assignable, Buyer shall have obtained licenses and permits on substantially similar terms. [Applies to Second or Single Closing.]

(g) Ball Corporation and/or Ball Metal Beverage Container Corp. (individually and together, “Ball”) shall have consented to Seller’s assignment of the Can Sheet Supply Agreement to Buyer. [Applies to Second or Single Closing.]

(h) Buyer shall have delivered a certified copy of resolutions of Buyer’s Board of Directors authorizing the execution, delivery and performance of this Agreement and Buyer’s Ancillary Documents. [Applies to First and Second, or Single, Closing.]

(i) Buyer shall have delivered to Seller the written opinion of Winston & Strawn, dated as of the Closing Date, in a form reasonably acceptable to Seller. [Applies to Second or Single Closing.]

(j) Buyer shall have negotiated with the unions representing Represented Employees (as herein defined), on terms reasonably acceptable to Buyer, new collective bargaining agreements covering Represented Employees. [Applies to Second or Single Closing.]

(k) There shall be no issue involving Represented Employees or the unions representing Represented Employees which Seller reasonably believes would have a material adverse effect (financial or otherwise) on Seller in connection with the Transaction beyond the currently contemplated costs associated with the “permanent shutdown” that will be deemed to occur for purposes of Seller’s pension plans for Represented Employees and Seller’s supplemental unemployment plan. [Applies to Second or Single Closing.]

(l) The parties shall have executed and delivered the Management and Operating Agreement at the First Closing and the other agreements referred to in Section 7.4 at the Second or Single Closing.

(m) The parties shall have agreed to the form of legal opinions to be delivered under Sections 6.1(i) and 6.2(i), and the form of the agreements listed under Section 7.4. [Applies to the First Closing, in the case of the Management and Operating Agreement, and to the Second or Single Closing in all other cases.]

If any of the conditions referred to in Sections 6.1(g), 6.1(j), or 6.2(l) shall not have been satisfied on or before January 30, 1999, Seller shall have the right, exercisable in its sole discretion at any time after January 30, 1999, to terminate this Agreement, regardless of the status of the Transaction at the time Seller exercises such right. The exercise of such right by Seller shall not be a breach of any obligation of Seller hereunder, and Seller shall have no obligation or liability to Buyer as a result of having exercised such right.

6.2 Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the fulfillment of all of the following conditions on or before the First, Second and/or Single Closing Date (as indicated in brackets), upon the non-fulfillment of any of which (x) the First Closing, at Buyer’s option, shall not occur and (y) in the case of the Second or Single Closing, this Agreement may, at Buyer’s option, be terminated in accordance with Article XI:

(a) The Closing Amendments Certificates delivered by Seller shall have been acceptable to Buyer (or Buyer shall have waived the condition that such Closing Amendments Certificates be acceptable to Buyer) and Buyer shall have executed them. [Applies to Second or Single Closing.]

(b) Each representation and warranty made by Seller shall have been true and correct in all material respects when made, and each such representation and warranty (as amended by Seller’s Closing Amendments Certificate, if applicable) shall be true and correct in all material respects at and as of the First and Second, or Single, Closing Date with the same force and effect as if made on and as of such date.

(c) All obligations of Seller to be performed hereunder through and including the First, Second or Single Closing Date, as applicable, shall have been performed in all material respects.

(d) All necessary regulatory approvals (including expiration or termination of the waiting period under the HSR Act) shall have been obtained by Seller and Buyer, as applicable. [Applies to First and Second, or Single, Closing.]

(e) All consents required for the assignment of Material Contracts, material Permits and material Environmental Permits, or alternate arrangements with respect thereto, shall have been obtained or, if material Permits or material Environmental Permits held by Seller are not legally assignable or transferable, Buyer shall have obtained licenses and permits on substantially similar terms. [Applies to Second or Single Closing.]

(f) No suit, action, investigation or other proceeding shall have been commenced or threatened against either party to this Agreement or any of their respective Affiliates by any governmental authority or private person on any grounds to restrain, enjoin or hinder, or to seek, material damages on account of, the consummation of the transactions contemplated hereby. [Applies to First and Second, or Single, Closing.]

(g) Ball shall have consented to Seller’s assignment of the Can Sheet Supply Agreement to Buyer. [Applies to Second or Single Closing.]

(h) Seller shall have delivered a certified copy of resolutions of Seller’s Board of Directors authorizing the execution, delivery and performance of this Agreement and Seller’s Ancillary Documents. [Applies to First and Second, or Single, Closing.]

(i) Seller shall have delivered to Buyer the written opinion of the General Counsel of Reynolds, dated as of the Closing Date, in a form reasonably acceptable to Buyer. [Applies to Second or Single Closing.]

(j) Seller shall have complied with the WARN Act with respect to the termination of Business Employees in connection with the Transaction. [Applies to Second or Single Closing.]

(k) There shall have been no material adverse change from November 30, 1998 in the Business, the Purchased Assets or the Assumed Liabilities. [Applies to First or Single Closing.]

(l) Buyer shall have negotiated with Ball, on terms reasonably acceptable to Buyer, a can sheet supply agreement for the years 2001, 2002 and 2003. [Applies to Second or Single Closing.]

(m) Buyer shall have negotiated with the unions representing Represented Employees, on terms reasonably acceptable to Buyer, new collective bargaining agreements covering Represented Employees. [Applies to Second or Single Closing.]

(n) The parties shall have executed and delivered the Management and Operating Agreement at the First Closing and the other agreements referred to in Section 7.4 at the Second or Single Closing.

(o) Seller shall have terminated all industrial development bond financings related to the Purchased Assets and removed all mortgages, liens and encumbrances (other than Permitted Liens) from the Real Estate. [Applies to Second or Single Closing.]

(p) The parties shall have agreed to the form of legal opinions to be delivered under Sections 6.1(i) and 6.2(i), and the form of the agreements listed under Section 7.4. [Applies to the First Closing, in the case of the Management and Operating Agreement, and to the Second or Single Closing in all other cases.]

(q) No Title Objections shall exist. For purposes of this Agreement, “Title Objections” are defined to mean:

(i) the title insurance commitment indicates a lien or encumbrance exists on the Real Estate that is not a Permitted Lien; or

(ii) the Survey shows an encroachment on the Real Estate that has a material adverse effect on the operation of the Business.

ARTICLE VII

Closing

7.1 Form of Documents. At the First and Second, or Single, Closing, as applicable, the parties shall deliver the applicable documents set forth in Sections 6.1 and 6.2 and shall deliver the documents and perform the acts which are set forth in this Article VII. All documents and acts set forth in this Article VII are to be delivered or performed at the Second or Single Closing, as applicable, unless otherwise indicated. All Seller documents shall be in form and substance reasonably satisfactory to Buyer and its counsel. All Buyer documents shall be in form and substance reasonably satisfactory to Seller and its counsel.

7.2 Buyer’s Deliveries. Subject to the fulfillment or waiver of the applicable conditions set forth in Section 6.2, Buyer shall execute and/or deliver to Seller, at Buyer’s expense, all of the following:

(a) the First Closing Payment (payable at the First Closing) and the Second Closing Payments (payable at the Second Closing), or the Single Closing Payments (payable at the Single Closing) plus applicable sales and use taxes in each case, which shall be paid by wire transfer to Seller’s account as follows (or to such other account as Seller shall designate by written notice delivered to Buyer not later than five days before the First, Second or Single Closing Date, as applicable):

Chase Manhattan Bank

New York, New York

ABA: 021000021

Reynolds Metals General Fund

Account No.: 144800832

Reference: Purchase of Alloys

(b) certified copies of Buyer’s Certificate of Formation and Operating Agreement;

(c) a certificate of status of Buyer, issued not earlier than ten days before the Closing Date by the Secretary of State of Delaware;

(d) an incumbency and specimen signature certificate with respect to the officers of Buyer executing this Agreement and Buyer’s Ancillary Documents (to be delivered at the First and Second, or Single, Closing);

(e) a certified copy of resolutions of Buyer’s Board of Directors authorizing the execution, delivery and performance of this Agreement and of Buyer’s Ancillary Documents (to be delivered at the First and Second, or Single, Closing);

(f) a closing certificate executed by a Buyer officer, on behalf of Buyer, under which Buyer represents and warrants to Seller that Buyer’s representations and warranties to Seller (as amended by Buyer’s Closing Amendments Certificate, if applicable) are true and correct in all material respects as of the First Closing Date, Second Closing Date or Single Closing Date, as applicable (or, if any such representation or warranty is untrue in any material respect, specifying the respect in which the same is untrue), and that all covenants required by the terms hereof to be performed by Buyer on or before the First Closing Date, Second Closing Date or Single Closing Date, as applicable, to the extent not waived by Seller in writing, have been performed in all material respects (or, if any such covenant has not been performed in all material respects, specifying the respect in which such covenant has not been performed) (to be delivered at the First and Second, or Single, Closing);

(g) appropriately completed and signed exemption certificates for the states in which the Inventory or Equipment is located (such certificates to be prepared by Seller) (to be delivered at the First and Second, or Single, Closing);

(h) the Guaranty of Wise Metals Co., Inc. (guaranteeing the post-Closing obligations of Buyer under this Agreement and Buyer’s Ancillary Documents), in a form reasonably acceptable to the parties; and

(i) without limitation by the specific enumeration of the foregoing, all other documents reasonably required from Buyer to consummate the transactions contemplated hereby.

7.3 Seller’s Deliveries. Subject to the fulfillment or waiver of the applicable conditions set forth in Section 6.1, Seller shall deliver to Buyer at the Second or Single Closing (unless otherwise indicated), as applicable, physical possession where located of all tangible Purchased Assets, and shall execute and/or deliver to Buyer, at Seller’s expense, where applicable in recordable form, all of the following:

(a) a Certificate of the Secretary or an Assistant Secretary of Reynolds certifying as to the incumbency and attached specimen signature of officers of Reynolds (or other authorized signatories) executing this Agreement and Seller’s Ancillary Documents (to be delivered at the First Closing);

(b) a Certificate of the Secretary or an Assistant Secretary of Southern certifying as to the incumbency and attached specimen signature of officers of Southern (or other authorized signatories) executing this Agreement and Seller’s Ancillary Documents (to be delivered at the First Closing);

(c) a Certificate of the Secretary or an Assistant Secretary of the Management Committee of RAP certifying as to the partners of RAP executing this Agreement and Seller’s Ancillary Documents (to be delivered at the First Closing);

(d) a Certificate of the Secretary or an Assistant Secretary of Reynolds certifying as to (i) attached copies of Reynolds’ Certificate of Incorporation and By-Laws, (ii) the incumbency and attached specimen signature of officers of Reynolds (or other authorized signatories) executing this Agreement and Seller’s Ancillary Documents and (iii) an attached copy of the resolutions of Reynolds’ Board of Directors pursuant to which the execution, delivery and performance of this Agreement and Seller’s Ancillary Documents are authorized (to be delivered at the First and Second, or Single, Closing);

(e) a Certificate of the Secretary or an Assistant Secretary of Southern certifying as to (i) attached copies of Southern’s Certificate of Incorporation and By-Laws, (ii) the incumbency and attached specimen signature of officers of Southern (or other authorized signatories) executing this Agreement and Seller’s Ancillary Documents and (iii) an attached copy of the resolutions of Southern’s Board of Directors and stockholders, as applicable, pursuant to which the execution, delivery and performance of this Agreement and Seller’s Ancillary Documents are authorized (to be delivered at the First and Second, or Single, Closing);

(f) a Certificate of the Secretary of the Management Committee of RAP certifying as to (i) attached copies of the General Partnership Agreement dated as of December 18, 1997 between Reynolds and Southern and (ii) an attached copy of the resolutions of RAP’s Management Committee pursuant to which the execution, delivery and performance of this Agreement and Seller’s Ancillary Documents are authorized (to be delivered at the First and Second, or Single, Closing);

(g) certificates of good standing (or the equivalent) of Reynolds and Southern, issued not earlier than ten days before the Closing Date by the Secretaries of State (or equivalent officers) of Delaware and Alabama;

(h) bills of sale conveying to Buyer all of Seller’s right, title and interest as of the First Closing Date in and to the Inventory and the Spare Parts (to be delivered at the First Closing);

(i) bills of sale conveying all of the Inventory, Equipment and other tangible personal property included in the Purchased Assets to Buyer, free and clear of all liens, debts, claims, encumbrances and security interests other than Permitted Liens and containing the warranties of title set forth in this Agreement;

(j) assignments to Buyer of all of the Purchased Assets (other than the Real Estate and the Inventory, Equipment and other tangible personal property), free and clear of all liens, claims, encumbrances and security interests other than Permitted Liens and containing the warranties of title set forth in this Agreement;

(k) a closing certificate duly executed by an authorized officer on behalf of Reynolds, Southern and RAP, under which each such entity represents and warrants to Buyer that its representations and warranties to Buyer (as amended by Seller’s Closing Amendments Certificates, if applicable) are true and correct in all material respects as of the First Closing Date, Second Closing Date or Single Closing Date, as applicable (or, if any such representation or warranty is untrue in any material respect, specifying the respect in which the same is untrue), and that all covenants required by the terms hereof to be performed by each such entity on or before the First Closing Date, Second Closing

Date or Single Closing Date, as applicable, to the extent not waived by Buyer in writing, have been performed in all material respects (or, if any such covenant has not been performed in all material respects, specifying the respect in which such covenant has not been performed) (to be delivered at the First and Second, or Single, Closing);

(l) if required, releases of all liens, mortgages and other encumbrances and security interests to which the Purchased Assets are subject, other than Permitted Liens, including, without limitation, UCC-3 termination statements and evidence of the release of security interests in connection with industrial development bond financings relating to the Purchased Assets;

(m) all necessary consents for the assignment or transfer of Material Contracts, material Permits and material Environmental Permits which are to be assigned to Buyer (or Buyer shall have procured alternate arrangements with respect thereto), all as reasonably acceptable to Buyer;

(n) certificates of title or origin (or like documents) with respect to all vehicles owned by Seller included in the Purchased Assets and other Equipment owned by Seller for which a certificate of title or origin is required in order for title thereto to be transferred to Buyer;

(o) a special warranty deed for each parcel of the Real Estate (subject only to Permitted Liens), a certificate of compliance with the Foreign Investment in Real Property Tax Act (“FIRPTA”) certifying that neither Reynolds nor RAP is a person or entity subject to withholding under FIRPTA, a statement relating to the absence of mechanic’s liens and unrecorded easements and all other documents reasonably required by a title insurance company to issue Buyer a standard owner’s policy (or its equivalent) covering the Real Estate; and

(p) without limitation by the specific enumeration of the foregoing, all other documents reasonably required from Seller to consummate the transactions contemplated hereby (including, if necessary in the opinion of Buyer’s counsel, separate assignments (in recordable form where required) in the form required by the applicable governmental agencies, customers, lessors, and other parties with whom the assignments must be filed).

7.4 Joint Deliveries. At the First Closing, the parties shall execute and deliver a Management and Operating Agreement in substantially the form of Exhibit 7.4 (the “Management and Operating Agreement”). At the Second or Single Closing, as applicable, the parties shall execute and deliver, or cause to be executed and delivered, to each other, all of the following agreements, in a form and containing terms, conditions and other provisions reasonably acceptable to the parties (collectively, the “Related Agreements”):

(a) an Assignment and Assumption Agreement;

(b) a Trademark License Agreement permitting Buyer, for a period of one year following the Closing Date, to use the Reynolds Marks solely in the conduct of the Business on Equipment, signage, materials, supplies and other Purchased Assets on hand as of the Closing and bearing any of the Reynolds Marks;

(c) a Technology License Agreement;

(d) a Data Processing and Transition Services Agreement;

(e) an Administrative Services Agreement;

(f) a Transportation Services Agreement;

(g) a Payroll Services Agreement;

(h) a Metal Supply Agreement;

(i) a Ground Lease for the Sewage Treatment Plant;

(j) a Ground Lease for the Drinking Water Plant;

(k) a Ground Lease for the Southern Reclamation Plant;

(l) an Environmental Cooperation Agreement;

(m) a Reciprocal Easement Agreement; and

(n) a Lease Agreement for the locomotive shed and maintenance building located on the site of Seller’s former Listerhill reduction plant.

7.5 Certain Other Matters.

(a) Without limiting the generality of Sections 1.2(f) and 2.2(a), Reynolds shall assign to Buyer at Closing the UBC Supply Agreement dated as of February 27, 1998 between Reynolds and Wise Recycling, LLC (such Agreement, as hereafter amended or renewed, the “UBC Supply Agreement”), unless the UBC Supply Agreement expires before Closing without having been renewed or Seller and Wise Recycling, LLC terminate the UBC Supply Agreement at or before Closing.

(b) Buyer acknowledges that Reynolds has entered into an agreement (the “Can Sheet Supply Agreement”) with Ball under which the Business supplies can sheet to Ball. If Ball consents to Reynolds’ assignment of the Reynolds Can Sheet Supply Agreement to Buyer, then Buyer shall assume Reynolds’ rights and obligations thereunder at Closing unless Buyer has obtained from Ball a modification acceptable to Buyer of the post-Closing terms of the Reynolds Can Sheet Supply Agreement, in which case Buyer shall assume Reynolds’ rights and obligations thereunder as so modified at Closing.

ARTICLE VIII

Post-Closing Agreements

8.1 Post-Closing Agreements. From and after the Closing, the parties shall have the respective rights and obligations which are set forth in the remainder of this Article VIII.

8.2 Inspection of Records. Seller and Buyer shall, at the expense of the other party, each make their books and records available for inspection by the other party, or by its duly accredited representatives, for reasonable business purposes (including, without limitation, the preparation of the Final Statement and defense of litigation) at all reasonable times during normal business hours, for a seven year period after the Closing Date, with respect to all operations and transactions of the Business occurring before and those relating to the Closing, the historical assets, liabilities, financial condition, results of operations and cash flows of the Business, or the Assumed Liabilities and, as appropriate, matters relating to the parties’ post-Closing obligations hereunder. The right of inspection under this Section 8.2 includes the right to make extracts or copies at the inspecting party’s expense subject to such confidentiality agreement as the other party may reasonably require. The representatives of a party inspecting the records of the other party shall be reasonably satisfactory to the other party. Neither party shall destroy any such books and records during such seven-year period without first offering to transfer such books and records to the other party at the expense of the party to which such offer is made. If such offer is not accepted within 30 days, such books and records may be destroyed.

8.3 Certain Assignments.

(a) Any other provision of this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to transfer or assign, or a transfer or assignment of, any claim, contract, lease, commitment, sales order or purchase order, or any benefit arising thereunder or resulting therefrom, if any third party consent required for such transfer cannot be obtained after Seller has made commercially reasonable efforts to obtain the same or if an attempt at transfer or assignment thereof without the consent required or necessary for such assignment would constitute a breach thereof or in any way adversely affect the rights of Buyer or Seller thereunder. If (i) any required consent to the transfer or assignment to Buyer of any claim, contract, lease, commitment, sales order or purchase order is not obtained, (ii) an attempted transfer or assignment would be ineffective or would adversely affect the rights of either of Buyer or Seller thereunder so that Buyer would not receive substantially all of such rights or (iii) a contract is assigned to Buyer under the provisions hereof and the other contracting party thereafter raises objections to the assignment and refuses to allow Buyer to perform the contract on the terms therein provided, or threatens to terminate the contract or sue for damages, Buyer shall cooperate in any arrangement Seller may reasonably request to provide for Buyer the benefits under such claim, contract, lease, commitment or order (subject to reasonable indemnification of Seller).

(b) To the extent that any credit or collection records or files (the “Credit Records”) used exclusively or primarily in the Business are not transferable, assignable or disclosable to Buyer without the consent, waiver or release of a third party, this Agreement shall not constitute an assignment, transfer or obligation to disclose or an attempt to do any of the foregoing, if such assignment, transfer or disclosure would constitute a breach of a confidentiality agreement or a violation of a copyright unless the necessary consents, waivers or releases are obtained. Seller and Buyer shall use commercially reasonable efforts to obtain the necessary consent, waiver or release of such third party, in all cases in which such consent, waiver or release is or may be required for such transfer, assignment or disclosure to Buyer. Any such Credit Record requiring consent, waiver or release that is not obtained shall be deemed an Excluded Asset.

8.4 Payroll Taxes and Payroll Records. Under Rev. Proc. 96-60, 1996-2 C.B. 399, Buyer may require Seller to provide Buyer with all necessary payroll records for the calendar year which includes the Closing Date. Seller shall perform all the reporting duties for the wages and other compensation it pays prior to Closing, including the filing of Forms 941 and the furnishing and filing of Forms W-2. As soon as practicable after Closing, at Buyer’s request Seller shall provide to Buyer a copy of any payroll records (or copies thereof) in Seller’s possession for each employee of Seller employed in the Business as of the Closing Date who has become an employee of Buyer.

8.5 Third Party Claims. The parties shall cooperate with each other (including, without limitation, making their respective employees available to serve as witnesses) with respect to the defense of any claims or litigation made or commenced by third parties after the Closing, subject to the indemnification provisions contained in Article X; provided that the party requesting cooperation shall reimburse the other party for the other party’s reasonable out-of-pocket costs and expenses of furnishing such cooperation. In addition, Buyer shall cooperate with Seller (including, without limitation, making employees of the Business available to serve as witnesses) with respect to the defense of any claims or litigation with respect to the Business pending against Seller by third parties at the Closing, provided that Seller shall reimburse Buyer for Buyer’s reasonable out-of-pocket costs and expenses of furnishing such cooperation.

8.6 Sales and Transfer Taxes and Fees. Buyer shall pay to Seller at Closing all sales taxes arising by reason of the sale of the Purchased Assets. Buyer shall be responsible for any use taxes arising from Buyer’s ownership of the Purchased Assets. All recording fees, personal property title application fees, and all other taxes and fees on transfer of the Purchased Assets arising by virtue of the sale of the Purchased Assets to Buyer shall be paid by the party legally or customarily responsible for payment of such taxes and fees under the laws of the applicable jurisdictions requiring payment of such taxes and fees. The parties shall cooperate with each other in order to lawfully minimize the amount of all such taxes and fees.

8.7 Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Purchased Assets to Buyer, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated hereby.

8.8 Tax Matters.

(a) Each party shall, at the expense of the other party, make available all books and records pertaining to the Business and shall provide such other cooperation (including, without limitation, reasonable access to employees having relevant information) reasonably required by the other party in order to properly file any Return or respond to any audit by a taxing authority; provided, however, that no party shall be deemed by virtue of this Section 8.8 to have made any representation with respect to any information so furnished, nor shall either party bear any responsibility for the other party’s failure to file any Return.

(b) If the Internal Revenue Service, or any other taxing authority inquires into or proposes to adjust the allocation of the Purchase Price agreed to by the parties under Section 3.5, the party to which such inquiry or proposed adjustment is addressed shall promptly notify the other party and the parties shall attempt to agree between themselves and with such taxing authority on the appropriate allocation; provided, however, that each party retains the ultimate authority to resolve or contest all issues pertaining to its Returns.

(c) Reynolds is currently engaged in a study to establish Reynolds’ right to research and experimentation tax credits for the years 1990 through 1998. In connection with this study, Reynolds may require information pertaining to the Business or the Purchased Assets and may, without limiting the generality of the foregoing, need to conduct interviews with persons employed in the Business before Closing. Buyer shall permit Reynolds reasonable access after Closing to any such persons and/or information in Buyer’s employ or possession, at Reynolds’ expense but without any charge for any interviewee’s time.

8.9 Proration of Taxes. Upon the receipt of personal and real property Tax bills from time to time after the Closing Date, the parties shall take such actions and make such payments as are necessary (i) to ensure that such bills are paid before penalties are due, and (ii) that all Tax payments (to the extent they are not Assumed Liabilities) are prorated as of the Closing Date. Buyer shall prepare and file all personal and real property tax Returns which become due after Closing and shall bill Seller for any personal or real property Taxes attributable to periods before the Closing (to the extent they are not Assumed Liabilities). Buyer shall be responsible for any interest or penalty resulting from Buyer’s failure to timely file any such Return. Without limiting the generality of the foregoing, Seller and Buyer agree that the sum of $741,000 payable to the City of Sheffield in lieu of property taxes in December 1999 with respect to the period October 1998 through September 1999 shall be prorated between Seller and Buyer as of the Closing Date.

8.10 Other Prorations. Subject to express provisions of this Agreement to the contrary, and to the extent they are not Assumed Liabilities, operating expenses, utilities, fees paid for Permits and/or Environmental Permits assigned to Buyer, and pre-Closing payments of Taxes in respect of post-Closing periods shall be prorated as of the Closing. Appropriate cash payments by Seller or Buyer, as the case may require, shall be made from time to time, as soon as practicable after the facts giving rise to the obligation for such payments are known, to give effect to such proration.

8.11 Returns; Product Liability and Product Warranty Claims.

(a) Seller shall be responsible for all returns of products of the Business (“Business Products”) that fail to conform to customer specifications and that were shipped before Closing. Buyer shall assist Seller in handling such returns in accordance with this Section 8.11(a). Buyer shall notify Seller of any proposed return of Business Products that a customer claims to be nonconforming. Seller shall designate a representative to deal with returns, and Buyer shall take no action with respect to any return for Seller’s account without instructions from such representative. If requested by Seller, Buyer shall provide replacement product for the customer. If replacement product is provided, Buyer shall bill the customer at the then current market price. Seller shall be responsible for settling any claims of the customer for the non-conforming Business Product, including without limitation any difference between the then current market price and the original purchase price paid by the customer. Buyer shall be responsible for any warranty claims on replacement product provided by Buyer. Buyer shall provide Seller’s representative with access to any alleged non-conforming Business Products in Buyer’s possession and to any relevant documentation received by Buyer to permit Seller to investigate customer claims.

(b) Notwithstanding any other provision of this Agreement, Buyer shall be responsible for all product liability and product warranty claims for products of the Business shipped after Closing.

8.12 Restriction on Certain Activities. As an inducement for Buyer to enter into this Agreement, Reynolds agrees that from and after the Closing and continuing for the lesser of five years from the Closing Date or the longest time permitted by applicable law (the “Restricted Period”), neither Reynolds nor any of its majority-owned and Controlled subsidiaries shall, directly or indirectly, engage or participate, anywhere in North America, in the manufacture or sale of aluminum can sheet, rigid container sheet, trailer roof coil, brazing sheet or fin stock (collectively, “Alloys Products”). The preceding covenant contained in this Section shall not apply in the case of:

(i) activities of the type conducted by Reynolds or its Affiliates as of the date hereof or as of the Closing Date other than through the Business, including without limitation (x) the provision of research and development services to Reycan S.E.C./Reycan L.P. with respect to brazed products and (y) existing sales, marketing, technology transfer and technical assistance arrangements, and joint ventures with Samara Metallurgical Company or its affiliates. For avoidance of doubt with respect to clause (y), however, Reynolds and its Affiliates shall not, from and after the Closing, enter into any additional arrangements during the Restricted Period with respect to the sale or marketing of Alloys Products in North America;

(ii) processing and sales by Reynolds Aluminum Supply Company, a distribution business which is a division of Reynolds;

(iii) products manufactured by Reynolds’ Eastman, Georgia operations;

(iv) operations of any company which may acquire Reynolds;

(v) operations being conducted at the time of acquisition by any aluminum company or business which may be acquired in whole or in part by Reynolds;

(vi) activities conducted by Reycan S.E.C./Reycan L.P.;

(vii) the production of non-commercial products on the Experimental Coating Line for the principal purpose of process development and/or supplier prequalification or the disposition of such products;

(viii) the ownership by Reynolds or any of its subsidiaries of an interest of five percent or less in any entity that is engaged in the manufacture and sale of Alloys Products; or

(ix) the acquisition and operation by Reynolds or its subsidiaries of any business less than fifteen percent (15%) of the consolidated revenues of which are derived from the manufacture and sale of Alloys Products.

Reynolds recognizes that the territorial, time and scope limitations set forth in this Section 8.12 are reasonable and are required for the protection of Buyer. If any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, Buyer and Reynolds agree to the reduction of such territorial, time or scope limitations to such an area, period or scope as the court shall deem reasonable under the circumstances. Reynolds specifically recognizes that any material breach of this Section 8.12 will cause irreparable injury to Buyer and that actual damages may be difficult to ascertain and, in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), Reynolds agrees that in the event of any such breach, Buyer shall be entitled to injunctive relief in addition to such other legal and equitable remedies as may be available.

8.13 Uncollected Receivables. For a period of 90 days following the Closing Date (the “Collection Period”), Buyer will use commercially reasonable efforts to collect the Receivables (other than internal receivables). Buyer shall apply any payments received from any customer after the Closing to any Receivables attributable to such customer before applying any such payments to any other accounts receivable attributable to such customer. Buyer may, at its option, tender back to Seller any Receivables that remain uncollected at the end of the Collection Period within 10 days following the expiration of the Collection Period for the face amount thereof (less any bad debt reserve transferred to Buyer). Buyer shall assign the Receivables so tendered, without recourse, and shall provide relevant underlying documentation, to Seller, and Seller shall promptly pay to Buyer the face amount thereof (less any bad debt reserve transferred to Buyer). The procedure set forth in this Section shall be Buyer’s sole remedy against Seller with respect to uncollected Receivables.

8.14 Failure of Second Closing to Occur. In the event that the First Closing occurs but the Second Closing does not, the First Closing shall be unwound in accordance with the provisions of the Management and Operating Agreement.

8.15 Discharge of Internal Payables and Receivables. Internal receivables included in the Purchased Assets and internal payables included in the Assumed Liabilities shall be netted and discharged by Seller or Buyer, as applicable, no later than 30 days after Closing.

8.16 Southern Reclamation Plant.

(a) Buyer, at its expense, shall cause a base-line environmental study of the land underlying the Southern Reclamation Plant to be leased to Buyer to be completed within 6 months of the Closing, for purposes of establishing the environmental condition of the property being leased to Buyer. Buyer shall not test or study any of the land not being leased to Buyer. The design and scope of the study shall be subject to the reasonable approval of Seller’s environmental engineers.

(b) Seller shall have no obligation to Buyer to remove or remediate the Union Carbide waste disposal units and settling ponds located at the Southern Reclamation Plant.

(c) Buyer, at its expense, shall cause a berm to be constructed within 6 months of the Closing, for purposes of preventing storm water run-off and other discharges from exiting the property being leased to Buyer. The berm shall be constructed in the general vicinity of Union Carbide dump sites 4 and 6 to satisfy the reasonable requirements of Seller’s engineers to accomplish the purpose stated above.

(d) Buyer, at its expense, shall cause sanitary waste and process water from the Southern Reclamation Plant to be disposed of on property owned by Buyer (that is, not on the land leased to Buyer underlying the Southern Reclamation Plant).

(e) Seller shall grant easements to Buyer for the water line from Lake Wilson, for access to and from the water pumping station on Lake Wilson and for the right to maintain the water pumping station to serve the Alloys Plant. The water pumping equipment, the buildings and the water line shall be conveyed to Buyer as part of the Purchased Assets.

ARTICLE IX

Employees and Employee Benefits

9.1 Certain Definitions.

(a) Represented Employees. The term “Represented Employees” means all of the employees of Reynolds and Southern represented in collective bargaining units pursuant to the Collective Bargaining Agreements (including those who are not actively at work on the Closing Date but who retain rights under the Collective Bargaining Agreements).

(b) Unrepresented Employees. The term “Unrepresented Employees” means all of the salaried employees of the Business.

(c) Business Employees. The term “Business Employees” means Represented Employees and Unrepresented Employees.

(d) Transferred Employees. The term “Transferred Employees” means Business Employees employed by Buyer.

9.2 Employment of Unrepresented Employees.

(a) Effective on the date following the Closing Date, Buyer may offer employment to all or a portion of the Unrepresented Employees and shall offer them such compensation and benefits as Buyer may determine to be appropriate and competitive; provided, however, that nothing in this Agreement shall prevent Buyer from employing at any time after the Closing any Unrepresented Employee who is not employed by Buyer effective on the date following the Closing Date.

(b) In the case of Unrepresented Employees who are employed by Buyer and subsequently are terminated by Buyer other than for cause on or before the first anniversary of the Closing Date (“Terminated Unrepresented Employees”), Buyer shall make severance payments (“Severance”) to each such Terminated Unrepresented Employee in an amount equal to the amount such employee would have received under Seller’s Salaried Employee Enhanced Severance Package (set forth in Schedule 9.2(b)), and Buyer shall provide continued health care and life insurance coverage (“Continued Benefits”) for each such employee for the same period of time such employee would have received such coverage under Seller’s Termination Allowance Policy (set forth in Schedule 9.2(b)), in each case based on such employee’s combined service with Seller and Buyer. The preceding sentence notwithstanding, Seller shall reimburse Buyer for the costs of Severance and Continued Benefits paid by Buyer (“Reimbursable Severance Costs”) to (i) any Terminated Unrepresented Employees terminated by Buyer during the 60-day period following the Closing Date and (ii) up to 15 Terminated Unrepresented Employees terminated by Buyer following the end of such 60-day period but before the six-month anniversary of the Closing Date. Buyer shall pay any such Reimbursable Severance Costs to which such Terminated Unrepresented Employees are entitled as and when they become due and Seller shall promptly reimburse Buyer for such Reimbursable Severance Costs upon receipt of a reasonably detailed bill for them.

9.3 Employment of Represented Employees.

(a) Buyer shall offer employment (on such terms as Buyer shall determine) to Represented Employees in accordance with subsection 9.3(b). The preceding sentence notwithstanding, Buyer shall not reduce the wages (excluding benefits) currently payable to Represented Employees under the Collective Bargaining Agreements by more than 8%. As between Seller and Buyer (and subject to other provisions of this Agreement), Seller shall be solely responsible for all matters relating to any Represented Employees who do not accept Buyer’s offer of employment.

(b) Buyer shall (i) extend offers of employment only to members of Seller’s respective collective bargaining units until Buyer has a full complement of such employees it needs to perform work covered by Seller’s respective collective bargaining units, or until Buyer has extended offers of employment to all members of Seller’s respective collective bargaining units; (ii) maintain a preferential applicant pool of members of Seller’s respective collective bargaining units who are not initially employed by Buyer pursuant to the preceding clause (i), and extend offers of employment only to members of those respective pools for Buyer’s bargaining unit work, as Buyer’s needs arise, for a period of three months from the commencement of Buyer’s production operations, or until Buyer has extended offers of employment to all members of Seller’s respective collective bargaining units, whichever occurs first; and (iii) recognize the respective unions listed on Schedule 9.3(b) as the collective bargaining representatives of the respective units that performed bargaining unit work for Seller upon Buyer hiring a substantial and representative complement of the employees it needs to perform such unit work.

(c) Seller has been engaged and shall continue with due diligence to engage in negotiations with the unions representing certain Represented Employees regarding changes in work rules. Seller shall keep Buyer apprised of developments in these continuing negotiations. Nevertheless, the parties intend that the transaction contemplated hereby shall be construed as a “permanent shutdown” for purposes of Section III of Seller’s pension plans for hourly employees and Seller’s supplemental unemployment benefit (“SUB”) plan and that, subject to other provisions of this Agreement, Seller shall retain all liabilities with respect thereto.

(d) If at any time within two years after Closing Buyer reduces the number of active bargaining unit Business Employees below 1,000, Buyer shall reimburse Seller for all SUB costs incurred by Seller with respect to the employees whose lay-off or termination caused the active headcount to be less than 1,000. (As an example of the application of this Section 9.3(d), if, within two years after Closing Buyer reduces the number of active bargaining unit Business Employees from 1,010 to 998 (i.e., by 12), Buyer shall reimburse Seller for all SUB costs incurred by Seller with respect to the last two of such 12 Business Employees that were laid off or terminated.)

9.4 Certain Benefit Plan Issues. Seller shall retain liability (i) for postretirement medical benefits payable under Seller’s retiree medical plans only for those Business Employees (a) eligible as of the Closing Date for such coverage under Seller’s retiree medical plans or (b) who as a result of being on lay-off under the Collective Bargaining Agreements become eligible for such coverage under Seller’s retiree medical plans within two years after the Closing Date, as well as (ii) for all pension benefits accrued under Seller’s pension plans prior to the Closing Date or during the two-year lay-off period referred to in the preceding clause (b). For avoidance of doubt, (i) Seller shall have no liability for post-retirement medical benefits, if any, payable by Buyer under Buyer’s plans to Business Employees and (ii) Buyer shall have no liability for post-retirement medical benefits, if any, payable by Seller under Seller’s plans to Business Employees.

9.5 Workers’ Compensation Claims. Seller shall be responsible for and pay any and all workers’ compensation and other similar statutory claims asserted by or with respect to any Transferred Employees in respect of any injury or other compensable event or occupational illness or disease that occurred or is attributable to any event, state of facts or condition that existed or occurred in whole prior to the Closing. Buyer shall be responsible for and pay any and all workers’ compensation and other similar statutory claims asserted by or with respect to any Transferred Employees in respect of any injury or any other compensable event or occupational illness or disease that occurred or is attributable to any event, state of facts or condition that existed or occurred in whole after the Closing. If any such injury or other compensable event or occupational illness or disease of a Transferred Employee who was employed by Seller prior to the Closing and by Buyer after the Closing is attributable in part to causes occurring prior to the Closing and in part to causes subsequent to the Closing and is the basis of a workers’ compensation or other similar statutory claim, the liability for any such claims shall be shared by Seller and Buyer in the proportion of the periods of exposure of such Transferred Employee before the Closing and after the Closing, respectively.

9.6 Employee Information. Subject to applicable legal restrictions, Buyer and Seller shall provide each other, in a timely manner, with any information that the other may reasonably request with respect to any Business Employee or, after the Closing, any Transferred Employee, his or her employment with and compensation from Seller or Buyer, or rights or benefits under any employee benefit plan or any personnel policy of Seller or Buyer relating to the Business. Without in any way limiting the generality of the foregoing, and to the extent it may legally do so, Seller shall afford Buyer and its representatives such access to the workers’ compensation and other health-related records of the Transferred Employees with respect to which the employees at issue have waived confidentiality restrictions thereon, and that are in Seller’s possession (the “Employee Health Records”) as are maintained by or available to Seller and as Buyer, in its sole discretion, deems reasonably necessary or desirable, and Buyer shall be permitted, to the extent Seller may legally give such permission, to make copies of such Employee Health Records as it may deem reasonably necessary or desirable.

9.7 Certain Claims. Any other provision of this Agreement notwithstanding, Buyer shall assume and be responsible for any Damages (as herein defined) incurred by Seller as a result of any equal employment opportunity claim and/or disability discrimination claim alleging a violation arising from Buyer’s decision not to hire or restore to active employment any Represented Employee or Unrepresented Employee.

ARTICLE X

Indemnification

10.1 General. From and after the Closing, the parties shall indemnify each other as provided in this Article X.

10.2 Certain Definitions. As used in this Agreement, the following terms shall have the indicated meanings:

(a) “Damages” shall mean all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including, without limitation, reasonable attorneys’, accountants’, investigators’ and experts’ fees and expenses, sustained or incurred in connection with the defense or investigation of any of the foregoing.

Damages shall not, however, include (i) consequential or punitive damages except to the extent assessed against an Indemnified Party in a Third Party Claim, (ii) punitive damages to the extent they result from an Indemnified Party’s acts or omissions that are negligent or constitute intentional misconduct or (iii) amounts reimbursed by insurance carriers;

(b) “Indemnified Party” shall mean a party who is entitled to indemnification from another party under this Article X;

(c) “Indemnifying Party” shall mean a party who is required to provide indemnification under this Article X to another party; and

(d) “Third Party Claims” shall mean any Damages asserted or threatened by a party other than the parties hereto, their Affiliates and their successors and permitted assigns, against an Indemnified Party or to which an Indemnified Party is subject.

10.3 Indemnification Obligations of Seller. Reynolds shall indemnify, save and keep harmless Buyer, its Affiliates and their respective successors and permitted assigns (the “Buyer Indemnitees”) from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

(a) any failure of any representation or warranty made by Seller in this Agreement (as amended by Seller’s Closing Amendments Certificates) or in any closing document delivered to Buyer under Section 7.3 to be true;

(b) any breach by Seller of, or failure by Seller to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article X);

(c) the failure of Seller to discharge when due any liability or obligation of Seller other than the Assumed Liabilities, without regard to the fact that any indemnifiable matter described in this Section 10.3(c) may have been disclosed in the Disclosure Schedule or in any documents included or referred to therein or may be otherwise known to Buyer at the date of this Agreement or on the Closing Date; or

(d) without limiting the generality of the foregoing paragraphs (a) through (c), and without regard to whether any one or more of the items listed in this paragraph (d) may be disclosed in the Disclosure Schedule or otherwise known to Buyer as of the date hereof or on the Closing Date:

(i) any transportation of Hazardous Materials or other materials to an Offsite Facility or handling, storage, treatment or disposal of Hazardous Materials or other materials at an Offsite Facility by or on behalf of Seller, or any of its predecessors, or any Release of such Hazardous Materials or other materials occurring at any Offsite Facility;

(ii) any violation by Seller of, alleged violation by Seller of, or liability of Seller under any Environmental Law or Environmental Permit occurring before the Closing, and, if continuing at the Closing, until such time as such violation is corrected, even if such violation, alleged violation or liability is not discovered, or a claim with respect thereto is not asserted, until after the Closing;

(iii) the exposure of (and resulting consequences to) any persons, including, without limitation, employees of Seller, to any Hazardous Materials in connection with the conduct of the Business by Seller before the Closing, including, without limitation, any such exposure resulting from contact with products sold by the Business before the Closing, even if such liability is not discovered or a claim related to such exposure is not made or asserted until after the Closing; or

(iv) any generation, storage, use, handling, treatment, transportation, disposal or Release of Hazardous Materials by Seller in connection with the conduct of the Business, or otherwise occurring as a consequence of Seller’s actions, on, in, under or above the Real Estate before the Closing, even if such liability is not discovered or a claim with respect thereto is not made or asserted until after the Closing.

10.4 Limitations on Seller’s Indemnification Obligations. Seller’s indemnification obligations under the provisions of Section 10.3 are subject to the following limitations:

(a) Buyer Indemnitees shall not be entitled to indemnification with respect to matters set forth in Section 10.3(a) until the total amount for which Buyer Indemnitees are entitled to indemnification, but for this Section 10.4(a), exceeds $2,410,000, and then only for the excess over $2,410,000;

(b) with the exception of the representations and warranties contained in Sections 4.3(g) (Taxes), 4.3(p) (Environmental Laws and Permits), 4.3(q) (Environmental Laws) and 4.3(r) (Environmental Laws), Buyer Indemnitees shall not be entitled to indemnification with respect to a breach of any of Seller’s representations and warranties unless such claim has been asserted by a Buyer Indemnitee by written notice, specifying the details of such breach or matter, delivered to Seller on or before March 31, 2001;

(c) the aggregate liability of Seller in connection with its indemnification obligations under Sections 10.3(a) and (b) shall not exceed the Purchase Price;

(d) Buyer Indemnitees shall not be entitled to indemnification with respect to a breach of Seller’s representations and warranties contained in Section 4.3(g)(Taxes), unless such claim has been asserted by a Buyer Indemnitee by written notice to Seller, specifying the details of such breach, before expiration of the applicable statute of limitations;

(e) Buyer Indemnitees shall not be entitled to indemnification with respect to Damages relating to the following matters:

(i) the condition (including without limitation physical condition and compliance and/or non-compliance with applicable law), value or quality of buildings, inventory, equipment or other tangible personal property (including the buildings, fixtures and equipment constituting the Sewage Treatment Plant, the Drinking Water Plant and the Southern Reclamation Plant) included in the Purchased Assets; or

(ii) the condition (including without limitation physical condition, environmental condition and compliance and/or non-compliance with applicable law), value or quality of the Surplus Real Estate or the Transferred Reduction Property.

(f) notwithstanding any other provision in this Article X, with the exception of liabilities under Environmental Laws arising out of the disposal or treatment of Hazardous Materials or other materials at Offsite Facilities with respect to which Seller’s indemnification obligations shall continue indefinitely, Buyer Indemnities shall not be entitled to indemnification relating to Environmental Laws or Hazardous Materials, to the extent the claim for indemnification is first asserted by a Buyer Indemnitee after the fifth anniversary of the Closing Date.

(g) Section 10.3(d)(ii) notwithstanding, in the case of continuing environmental violations, Seller shall have no indemnification obligation for Damages attributable to action by Buyer after the Closing or Buyer’s failure to take appropriate corrective action after the Closing upon learning of any such violation.

10.5 Buyer’s Indemnification Obligations. Buyer shall indemnify, save and keep harmless Seller, its Affiliates and their respective successors and permitted assigns (the “Seller Indemnitees”) from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

(a) the failure of any representation or warranty made by Buyer in this Agreement (as amended by Buyer’s Closing Amendments Certificate) or in any closing document delivered to Seller under Section 7.2 to be true;

(b) any breach by Buyer of, or failure by Buyer to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article X); or

(c) Buyer’s operation of the Business or ownership of the Purchased Assets after the Closing, including, without limitation, any Damages arising as a result of Buyer’s failure to pay, discharge and perform any of the Assumed Liabilities when due.

Section 10.5(c) notwithstanding, Buyer shall have no indemnification obligation with respect to any environmental or toxic tort claim or liability to the extent that any Damages arise from, or are related to, Seller’s actions or activities in connection with the Business or the Plants prior to Closing, notwithstanding the fact that such Damages may result or accrue after the Closing Date; provided, that if any such Damages resulting or accruing after the Closing Date are due to a continuing environmental condition, Buyer shall have indemnification obligations solely with respect to Damages caused by Buyer’s action after the Closing Date or Buyer’s failure to take appropriate corrective action after the Closing Date upon learning of any such condition.

10.6 Cooperation. Subject to the provisions of Section 10.8, the Indemnifying Party shall have the right, at its own expense, to participate in the defense of any Third Party Claim, and if such right is exercised, the parties shall cooperate in the investigation and defense of such Third Party Claim.

10.7 Subrogation. The Indemnifying Party shall not be entitled to require that any claim be submitted by the Indemnified Party to the Indemnified Party’s insurers before such claim is submitted to the Indemnifying Party hereunder, or that any action be brought against any other person before action is brought against the Indemnifying Party hereunder by the Indemnified Party, but the Indemnifying Party shall be subrogated to any right of action to the extent that it has paid or successfully defended against any Third Party Claim.

10.8 Third Party Claims. Immediately following the receipt of notice of a Third Party Claim, the party receiving the notice of the Third Party Claim shall (i) notify the other party of its existence setting forth with reasonable specificity the facts and circumstances of which such party has received notice and (ii) if the party giving such notice is an Indemnified Party, specify the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted. The Indemnified Party may, upon reasonable notice, tender the defense of a Third Party Claim to the Indemnifying Party.

If:

(a) the defense of a Third Party Claim is so tendered and such tender is accepted without qualification by the Indemnifying Party; or

(b) within 30 days after the date on which written notice of a Third Party Claim has been given under this Section 10.8, the Indemnifying Party shall acknowledge without qualification its indemnification obligations as provided in this Article X in writing to the Indemnified Party;

then, except as hereinafter provided, the Indemnifying Party shall, and the Indemnified Party shall not, have the right to defend or settle such Third Party Claim. The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party provided that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim as herein provided. The Indemnifying Party shall lose its right to defend and settle the Third Party Claim if it shall fail to diligently contest the Third Party Claim. So long as the Indemnifying Party has not lost its right and/or obligation to defend and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable. All expenses (including without limitation attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. Notwithstanding the foregoing, in connection with any settlement negotiated by an Indemnifying Party, no Indemnified Party shall be required by an Indemnifying Party to (x) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation, (y) enter into any settlement that attributes by its terms liability to the Indemnified Party or (z) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Article

X shall relieve it of such obligations to the extent they exist. If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept the defense of a Third Party Claim tendered under this Section 10.8, or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten days before any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, under this Section 10.8, the Indemnified Party so defends or settles a Third Party Claim, for which it is entitled to indemnification hereunder, as hereinabove provided, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of defending the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys’ fees and other expenses. For avoidance of doubt, an Indemnified Party shall not be entitled to reimbursement of attorneys’ fees or other expenses hereunder unless the Indemnifying Party has failed to accept the defense of a Third Party Claim tendered under this Section 10.8, or if, in accordance with the provisions of this Section 10.8, the Indemnifying Party shall have lost its right to contest, defend, litigate and settle a Third Party Claim.

10.9 Environmental Remediation.

(a) Remediation Activity. Buyer shall complete its Phase I environmental audit before Closing and shall complete its Phase II environmental audit within 60 days after Closing. If, as a result of such Phase I or Phase II environmental audits or otherwise, Buyer determines that remediation activity is required in order to assure compliance with Environmental Laws, Buyer shall give written notice thereof to Seller identifying the condition or situation that Buyer reasonably believes requires remediation activity by Seller and the factual basis for such belief. Seller shall use its best efforts to respond to such notice from Buyer as promptly as is reasonably practicable and, to the extent feasible, within thirty (30) days shall set forth in writing in such response Seller’s proposed schedule for development of a plan for conducting and completing such remediation activity as Seller reasonably believes is required (i) to complete the full characterization and determination of the extent of any environmental contamination and (ii) to remediate any environmental contamination that existed as of the Closing (including any post-Closing migrations) to the extent required by applicable Environmental Laws. Seller shall at Seller’s sole cost and expense conduct and complete such remediation activity properly and as promptly as is reasonably practicable and utilizing such consultants and contractors as Seller shall select with the approval of Buyer (such approval not to be unreasonably withheld). Without limiting the generality of the foregoing, Seller shall determine the plan for and shall control and be responsible for the prompt planning, conducting and completion of all such remediation activity, utilizing such consultants and contractors as Seller shall select with the approval of Buyer (such approval not to be unreasonably withheld). However, Seller shall, in making all such plans and conducting all such remediation activity, allow a reasonable opportunity for Buyer’s designated environmental personnel, consultants and contractors to consider and comment upon all material matters, and any dispute or disagreement between the parties regarding any aspect of such remediation activity, including any such determination by Seller, shall be subject to the dispute resolution provisions of Section 10.9(c); provided, however, that if such dispute involves environmental contamination that has been reported to state or federal authorities the determination of the applicable remediation activity shall be determined as provided in subsection 10.9(a)(i) below. Seller shall provide to Buyer copies of any final reports and final laboratory reports prepared by or for Seller in connection with remediation activity. Seller shall, and shall cause its personnel, consultants and contractors to, safeguard Buyer’s assets, operations and personnel and shall indemnify Buyer for any loss, damage or injury arising out of any remediation activity except to the extent such loss, damage or injury resulted from the negligent or willful act of Buyer or its agents or contractors. The following provisions of this Section 10.9(a) set forth certain express agreements of the parties regarding remediation activity, and the foregoing general provisions of this Section 10.9(a) shall be construed and interpreted in a manner consistent with these express agreements:

(i) With respect to any remediation activity relating to any environmental contamination and related Release, Seller may seek to conduct such remediation activity under applicable environmental regulatory programs in the State of Alabama (as determined by Seller and approved by the appropriate Alabama authority), and, subject to the further provisions of this subsection 10.9(a)(i), any remediation activity so conducted under applicable environmental regulatory programs in the State of Alabama shall be considered completed when the applicable Alabama authority issues a written confirmation that no further remediation activity is required in order to comply with applicable environmental laws. If an applicable authority does not require any immediate remediation activity with respect to environmental contamination that exists at or before the

Closing, Seller shall not be required under this Agreement to undertake immediate remediation activity (although it may elect to do so as provided hereunder), but if Seller does not take immediate remediation activity, Seller shall retain liability for compliance with Environmental Laws in effect as of the Closing and for such environmental contamination including post-Closing migrations. However, notwithstanding the foregoing, it is expressly agreed that: (i) no such plan for remediation activity or written confirmation of compliance with Environmental Laws may be based upon any requirement that Buyer agree to limit its use of the Plants or encumber its title to the Real Estate with any restrictive covenant that would, in either case, restrict the use of the Plants for industrial purposes as of Closing as permitted under the existing zoning and land use restrictions applicable thereto; and (ii) in the event that, notwithstanding the receipt of such written confirmation of compliance from the applicable Alabama authority as contemplated above, such Alabama authority or any other authority determines at any time that any further remediation activity is required with respect to the same environmental contamination that was the subject of the remediation activity addressed by such written confirmation of compliance, then Seller shall be and remain responsible to conduct and complete such further remediation activity with regard to such environmental contamination as so required.

Seller shall to the greatest extent feasible conduct and complete all remediation activity so as to avoid any material interference with Buyer’s use and enjoyment of the Purchased Assets or conduct of the Business at the Plants. In the event any such material interference is nevertheless necessary, Seller shall conduct such remediation activity in accordance with Buyer’s reasonable requirements as to scheduling and other matters in order to minimize such interference.

(ii) Any other provisions hereof to the contrary notwithstanding, it is expressly agreed that Seller may take any action on the Real Estate that Buyer reasonably believes is required in order to comply with any applicable Environmental Laws. To the extent Buyer believes such action is required to be taken by Seller hereunder, Buyer shall request that Seller take such action. However, if Seller does not take such action promptly, Buyer may do so. In the event Seller does not take the requested action but it is ultimately determined Seller was required to do so hereunder, Seller shall indemnify Buyer for all costs reasonably incurred in taking such action.

(iii) Any other provisions hereof to the contrary notwithstanding, it is expressly agreed that Seller may undertake any remediation activity that Seller reasonably believes is necessary in order to reduce its liability for environmental contamination it is liable for hereunder. Such remediation activity shall be performed in accordance with the requirements described in this Section 10.9 and may be undertaken whether or not the parties are in any pre-arbitration or arbitration process described in this Agreement.

Seller’s obligations under this Section 10.9(a) shall apply only to environmental contamination that existed as of or occurred prior to Closing (including post-Closing migrations) the existence of which is reasonably identified in a notice to Seller from Buyer given on or before the fifth anniversary of the Closing Date. Any such notice shall also state in reasonable detail the basis for Buyer’s claim that such contamination existed as of Closing. Any provision of this Agreement to the contrary notwithstanding and for avoidance of doubt, Seller shall have no obligation to Buyer to do the following:

A. perform any remediation at the Union Carbide waste disposal units and settling ponds located at the Southern Reclamation Plant;

B. perform any remediation with respect to the black mud lakes or retention ponds located adjacent to the Plants;

C. perform any remediation of the Surplus Real Estate or the Transferred Reduction Property;

D. perform any remediation of real estate underlying the Sewage Treatment Plant or the Drinking Water Plant or any other real estate not included in the Purchased Assets;

E. undertake any environmental remediation or other activity not required under environmental law in effect at Closing (including, without limitation, removal of PCB’s or non friable asbestos located at the Plants);

F. reroute, or incur any cost for any separation of, the water discharge system at the Plants; or

G. perform any remediation activity with respect to the Plants other than in accordance with the provisions of this Section 10.9(a).

H. incur any liability or obligation, under this Agreement or otherwise, in respect of any remediation referred to in subsections A - G above.

(b) Communications with Authorities. Each of Buyer and Seller shall be fully authorized and entitled to communicate at any time and in any manner with any authorities regarding any environmental matters if such communication is reasonably believed by such party to be required to (i) satisfy any legal requirement, (ii) obtain any Environmental Permit or (iii) respond to any inquiry from, or provide information requested by, any authority. In addition, Seller and Buyer shall each keep the other party reasonably informed and provide the other party copies of all correspondence and other written communications, and a reasonable opportunity to participate in all material oral communications and meetings, with authorities concerning remediation activity. Except to the extent otherwise required or permitted by the foregoing, Buyer agrees that Seller’s right to determine the plan for and to control remediation activity includes Seller’s right to determine the approach to be taken in communicating with authorities about such proposed or ongoing remediation activity, and Buyer shall not communicate with such authorities in any manner intended to cause such authority not to accept Seller’s proposed or ongoing plans for such remediation activity.

(c) Dispute Resolution.

(i) If any dispute or disagreement exists with regard to any matter under or pertinent to any provisions of this Section 10.9 after Closing, either of the parties may require the other to submit the reasons for its position, in writing, and then to enter into good faith negotiations to attempt to resolve the disagreement before invoking any other dispute resolution mechanisms set forth in this Agreement.

(ii) Either party shall have the right, at any time, to request review of such matter by an appropriate senior executive officer of each party (“Executive Review”). A party shall exercise its right to request Executive Review by providing a written notice to the other party. The senior executive officers of each party shall meet within thirty (30) days of the date such notice is delivered to the other party, and shall engage in good faith efforts to resolve the disagreement for a period of up to thirty (30) days following such initial meeting.

(iii) If any dispute or disagreement has not been resolved by Executive Review within such thirty (30) day period, such unresolved dispute or disagreement shall be finally settled under the Commercial Arbitration Rules of the American Arbitration Association and in accordance with the following:

(A) The arbitrators shall have no authority, power or right to alter, change, amend, modify, add to or subtract from any of the provisions of the definitive agreement or any related agreements, or to render an award that by its terms has the effect of altering or modifying any express condition or provision of such agreements.

(B) Each arbitration hearing shall be conducted in Richmond, Virginia unless the parties otherwise mutually agree. Each party shall bear full responsibility for its own expenses attendant to the arbitration proceeding, and each party shall share equally in the payment of all other costs of arbitration.

(C) Each dispute shall be submitted to a panel of three (3) arbitrators of whom one (1) shall be selected by each party and the third by such other two (2) arbitrators from one or more panels of qualified environmental arbitrators named by the American Arbitration Association, unless the parties otherwise mutually agree. If the third arbitrator has not been selected within thirty (30) days after the first party arbitrator is named, such third arbitrator shall be named by the American Arbitration Association.

(D) Each award shall be made in writing and shall contain findings of fact and conclusions of law and shall be final and binding upon the parties to the extent permitted by law. Judgment may be entered on the award in any court having jurisdiction.

(E) The arbitrators shall have no authority to award punitive damages or any other damages not measured by the prevailing party’s actual damages.

(F) During pendency of the resolution of a dispute or disagreement or if a dispute or disagreement has not been resolved, either party may continue to perform remediation activity work, or take action to prevent or ameliorate environmental losses, but shall not be obligated to do so.

(iv) The foregoing provisions of this Section 10.9(c) shall not apply to disputes which require immediate judicial assistance, such as a restraining order.

ARTICLE XI

Effect of Termination/Proceeding

11.1 General. The parties shall have the rights and remedies with respect to the termination and/or enforcement of this Agreement which are set forth in this Article XI.

11.2 Right to Terminate. This Agreement and the transactions contemplated hereby may be terminated at any time before the Closing by prompt notice given in accordance with Section 12.2:

(a) by the mutual written consent of Buyer and Seller;

(b) by Seller, as provided in Section 6.1, if, for any reason whatsoever, any of the conditions referred to in Sections 6.1(g), 6.1(j), or 6.2(l) shall not have been satisfied on or before January 30, 1999;

(c) by Buyer if, for any reason whatsoever, any of the conditions referred to in Sections 6.2(g), 6.2(l) or 6.2(m) shall not have been satisfied on or before January 30, 1999;

(d) by Buyer, as provided in Section 5.9; or

(e) by either of such parties if the Closing shall not have occurred at or before 11:59 p.m. on February 26, 1999.

11.3 Right to Damages. If this Agreement is terminated under Section 11.2, neither party to this Agreement shall have any liability to the other party to this Agreement (except as provided in Section 5.2(k)); provided, that no such termination shall relieve any party that has breached any provision of this Agreement before such termination from liability for such breach, and any such breaching party shall remain fully liable for any and all Damages incurred or suffered by the other party to this Agreement as a result of such breach. The provisions of this Section and Sections 5.3, 12.1, 12.3, 12.8, 12.14 and 12.15 of this Agreement, and applicable provisions of the Management and Operating Agreement, shall remain in full force and effect following any termination of this Agreement under Section 11.2, and each party to this Agreement shall remain fully liable to the other for any and all Damages incurred or suffered by the other party as a result of a breach of any such provisions that survive such termination. (For avoidance of doubt, except for the potential forfeiture of the Deposit in accordance with Section 5.2(k) and post-termination breach of the surviving provisions referred to in the preceding sentence, Buyer shall not be liable to Seller for Damages hereunder if this Agreement is terminated under Section 11.2 and Buyer is not then in breach of any provision of this Agreement and has not before such termination breached any provision of this Agreement.)

ARTICLE XII

Miscellaneous

12.1 Publicity. Except as otherwise required by law or applicable stock exchange rules, any public disclosure or press releases concerning the transactions contemplated hereby shall be made only with the prior agreement of Seller and Buyer.

12.2 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given seven business days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand, by facsimile, or by nationally recognized private courier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two business days after its delivery by facsimile. All notices shall be addressed as follows:

If to Seller

Addressed to:

Reynolds Metals Company

6601 West Broad Street

Richmond, Virginia 23230

Attention: Corporate Secretary

Facsimile: (804) 281-3740

If to Buyer

Addressed to:

Wise Alloys LLC

c/o Wise Metals

800 Central Avenue

Baltimore, Maryland 21240

Attention: John J. Cameron

Facsimile: (410) 636-1564

With a copy to:

Winston & Strawn

1400 L St. N.W.

Washington, D.C. 20005

Attention: Barry J. Hart

Facsimile: (202) 371-5950

and/or to such other addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 12.2.

12.3 Expenses. Except as otherwise provided herein and whether or not the transactions contemplated hereby are consummated, each party shall bear all fees and expenses it incurs in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees of attorneys, accountants, brokers and other advisors; other professionals’ fees and expenses; and all filing fees under the HSR Act.

12.4 Entire Agreement. This Agreement and the instruments to be delivered by the parties under the provisions hereof constitute the entire agreement between the parties. Each exhibit and schedule (including the Disclosure Schedule) shall be considered incorporated into this Agreement.

12.5 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege conferred by this Agreement, or the waiver by such party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

12.6 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

12.7 Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

12.8 Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia, without reference to its principles of conflicts of laws.

12.9 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties, and their successors and permitted assigns. Nothing in this Agreement,

express or implied, is intended to confer on any person other than the parties and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, any third party beneficiary rights.

12.10 Assignability. This Agreement shall not be transferred or assigned by either party without the prior written consent of the other party. The preceding sentence notwithstanding, Southern and/or RAP may assign and transfer their respective rights and obligations under this Agreement to Reynolds without Buyer’s consent.

12.11 Amendments. Any amendments, or alternative or supplementary provisions to this Agreement, must be made in writing and duly executed by an authorized representative or agent of each of the parties.

12.12 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. Unless otherwise indicated, all references to sections, exhibits and schedules are to sections, exhibits and schedules of or to this Agreement.

12.13 Definitions. The following terms are defined in the following sections of this Agreement:

Defined Term	Where Found
Alabama Reclamation Plant	1.1
Alloys Plant	1.1
Affiliate	4.2(g)
Agreement	Preamble
Alloys Products	8.12
Arbitrating Accountant	3.4(b)
Assumed Contracts	2.2(a)
Assumed Liabilities	2.1
Ball	6.1(g)
Ball Billing	5.8
Ball Interest	5.8
Ball Receivable	5.8
Base Amount	5.7

Business	1.1
Business Employees	9.1(c)
Business Products	8.11(a)
Buyer	Preamble
Buyer Indemnitees	10.3
Buyer’s Ancillary Documents	4.2(b)
Can Sheet Supply Agreement	7.5(b)
CERCLA	4.3(s)(v)
Closing	3.2
Closing Amendments Certificate	5.4(f)
Closing Date	3.2
Closing Date Inventory	5.7
Code	4.3(g)(i)
Collection Period	8.13
Collective Bargaining Agreements	4.3(l)
Confidential Environmental Information	5.3(a)
Confidentiality Agreement	5.3(a)
Containers	4.3(s)(i)
Continued Benefits	9.2(b)
Control	4.2(g)
Credit Records	8.3(b)
Current Liabilities	2.2(c)
Damages	10.2(a)
Deposit	5.2(k)
Disclosure Schedule	4.1
Drinking Water Plant	1.2(k)
Employee Health Records	9.6
Environmental Laws	4.3(s)(ii)
Environmental Permits	4.3(s)(iii)
Equipment	1.2(c)
ERISA	4.3(k)
Established Price	5,7
Estimated Restoration Cost	5.9
Excluded Assets	1.3
Excluded Liabilities	2.1
Exclusive Business Software	1.2(g)
Exclusive Contracts	2.2(a)
Executive Review	10.9(c)(ii)
Experimental Coating Line	1.3(i)
Facility	4.3(s)(iv)
FIRPTA	7.3(k)
First Closing	3.2(a)
First Closing Date	3.2(a)
First Closing Payment	3.2(b)
Hazardous Materials	4.3(s)(v)
HSR Act	4.2(c)
Indemnified Party	10.2(b)
Indemnifying Party	10.2(c)

Intellectual Property	4.3(w)
Interested Party	5.2(h)
Inventory	1.2(b)
Investors	4.2(h)
Management and Operating Agreement	7.4
Material Contracts	4.3(h)
Non-Exclusive Contracts	2.2(a)
Note	3.2(c)(D)
Offsite Facility	4.3(s)(vi)
Petty Cash	1.2(l)
Permits	4.3(j)
Permitted Liens	4.3(f)
Purchase Price	3.1(a)
RAP	Preamble
RCRA	4.3(s)(v)
Real Estate	1.2(a)
Receivables	1.2(n)
Reimbursable Severance Costs	9.2(b)
Related Agreements	7.4
Release	4.3(s)(vii)
Represented Employees	9.1(a)
Required Consents	4.3(d)
Restricted Period	8.12
Returns	4.3(g)(i)
Reynolds	Preamble
Second Closing	3.2(a)
Second Closing Date	3.2(a)
Second Closing Payments	3.2(c)
Seller	Preamble
Seller Indemnitees	10.5
Seller Marks	1.3(k)
Seller’s Ancillary Documents	4.3(c)
Severance	9.2(b)
Sewage Treatment Plant	1.2(k)
Sheffield Plant	1.1
Single Closing	3.2(e)
Single Closing Date	3.2(e)
Single Closing Payments	3.2(e)
Southern	Preamble
Southern Reclamation Plant	1.1
Spare Parts	3.2(b)
Standards	5.5
SUB	9.3(c)
Surplus Real Estate	1.2(a)
Survey	5.5
Surveyor	5.5
Taxes	4.3(g)(i)
Terminated Unrepresented Employees	9.2(b)

Third Party Claims	10.2(d)
Title Objections	6.2(q)
Transaction	1.1
Transferred Employees	9.1(d)
Transferred Reduction Property	1.2(a)
UBC Supply Agreement	7.5(a)
Unrepresented Employees	9.1(b)
VMI	5.7
1999 Vacation Amount	3.1(a)

12.14 Waiver of Jury Trial. Each of the parties waives any rights to a jury trial in connection with any suit, action or proceeding seeking enforcement of such party’s rights under this Agreement.

12.15 Consent to Jurisdiction. Except as otherwise provided in Section 10.9(c) hereof, Seller and Buyer agree to the exclusive jurisdiction of any court within the City of Washington, D.C. with respect to any claim or cause of action arising under or relating to this Agreement; waive personal service of any and all process; consent that all services of process be made by registered mail, directed to them at their address as set forth in Section 12.2; and agree that service so made shall be deemed to be completed when received. Seller and Buyer waive any objection (i) based on forum non conveniens or (ii) to venue of any action instituted in accordance with this Section 12.15. Nothing in this Section 12.15 shall affect the right of Seller or Buyer to serve legal process in any other manner permitted by law.

[SIGNATURE PAGE FOLLOWS]

Each party has therefore caused this Agreement to be duly executed on its behalf.

REYNOLDS METALS COMPANY

By:	/s/ JOHN B. KELZER
Its:	Vice President

SOUTHERN RECLAMATION COMPANY, INC.

By:	/s/ JOHN B. KELZER
Its:	Senior Vice President

REYNOLDS ALUMINUM PARTNERS
By:	Reynolds Metals Company, General Partner

By:	/s/ JOHN B. KELZER
Its:	Vice President

WISE ALLOYS LLC

By:	/s/ GEORGE P. STOE
Its:	Executive Vice President